Exhibit 10.2

American Honda Motor Co., Inc.

(“Honda”)

- and -

John G. Armstrong, Sole Trustee of The FuelMaker Trust

(the “FM Trust”)

- and -

FuelMaker Corporation

(the “Corporation”)

- and -

Clean Energy Fuels Corp.

(the “Purchaser”)

SHARE PURCHASE AGREEMENT

September 5, 2008

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Construction	13
1.3	Certain Rules of Interpretation	13
1.4	Knowledge	14
1.5	Computation of Time	14
1.6	Performance on Business Days	14
1.7	Currency and Payment	14
1.8	Accounting Terms	15
1.9	Schedules	15

ARTICLE 2 PURCHASE AND SALE		16
2.1	Agreement to Purchase and Sell	16
2.2	Purchase Price	16
2.3	Withholding Matters	16
2.4	Purchase Price Adjustment	18

ARTICLE 3 CLOSING ARRANGEMENTS		20
3.1	Closing	20
3.2	Vendors’ Closing Deliveries	20
3.3	The Purchaser’s Closing Deliveries	22

ARTICLE 4 CONDITIONS OF CLOSING		23
4.1	The Purchaser’s Conditions	23
4.2	Vendors’ Conditions	25
4.3	Termination	26

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		26
5.1	Representations and Warranties of FM Trust	26
5.2	Representations and Warranties of Honda	27
5.3	Representations and Warranties of the Corporation	37
5.4	Representations and Warranties of the Purchaser	52
5.5	Survival of Representations, Warranties and Covenants of the Vendors and the Corporation	54
5.6	Survival of the Representations, Warranties and Covenants of the Purchaser	55
5.7	Indemnification; Limitations on Liability	55
5.8	Indemnification Procedures	57
5.9	Payment of Indemnification Claims	60
5.10	Taxes	60

ARTICLE 6 COVENANTS		60
6.1	Transfer of Documentation	60
6.2	Support of Products	61
6.3	Tax Matters	61
6.4	Covenant Not to Compete; Non-Solicitation; Confidentiality	63
6.5	Investigation	67

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6.6	Risk of Loss	67
6.7	Personal Information	68
6.8	Operation of Business	68
6.9	Cooperation	69
6.10	FM Trust Change of Name	69

ARTICLE 7 GENERAL		69
7.1	Public Announcements	69
7.2	Expenses	70
7.3	Commercially Reasonable Efforts	70
7.4	No Third Party Beneficiary	70
7.5	Entire Agreement	70
7.6	Time of Essence	71
7.7	Amendment	71
7.8	Waiver of Rights	71
7.9	Jurisdiction	71
7.10	Governing Law	72
7.11	Notices	72
7.12	Assignment	74
7.13	Further Assurances	75
7.14	Severability	75
7.15	Successors	75
7.16	Counterparts	75

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SHARE PURCHASE AGREEMENT dated this 5th day of September, 2008.

BETWEEN:

American Honda Motor Co., Inc., a corporation formed under the laws of the State of California (“Honda”)

- and -

John G. Armstrong, Sole Trustee of The FuelMaker Trust, a trust established under the laws of the Province of Ontario (“FM Trust”)

- and -

FuelMaker Corporation, a corporation existing under the laws of Canada (the “Corporation”)

- and -

Clean Energy Fuels Corp., a corporation formed under the laws of the State of Delaware (the “Purchaser”)

RECITALS:

A.                                   The Corporation primarily carries on the business of manufacturing natural gas refueling systems for vehicles in residential and commercial markets.

B.                                     2045951 Ontario Inc. (“HondaSub”), is a wholly-owned subsidiary of Honda, owns 5,400 of the issued and outstanding non-voting preferred shares in the Corporation (representing approximately 80.07% of all issued and outstanding non-voting preferred shares therein), has outstanding loans to the Corporation and licenses and sublicenses various intellectual property to the Corporation.

C.                                     Honda owns 1,344 of the issued and outstanding non-voting preferred shares in the Corporation.

D.                                    Honda owns 1,344 of the issued and outstanding voting common shares in the capital of the Corporation.

E.                                      FM Trust owns 5,400 of the issued and outstanding voting common shares in the capital of the Corporation.

F.                                      Honda wishes to sell and the Purchaser directly, or through a wholly-owned subsidiary, wishes to purchase all of the shares of HondaSub.

G.                                    Honda and the FM Trust wish to sell and the Purchaser directly, or through a wholly-owned subsidiary, wishes to purchase all of the non-voting preferred shares and all of the voting common shares of the Corporation not owned by HondaSub.

THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1
INTERPRETATION

1.1                               Definitions.                                In this Agreement, including the Recitals to this Agreement, unless the context otherwise requires:

(1)                                 “Accounting Firm” has the meaning attributed to that term in Section 2.4(d).

(2)                                 “Accounts Receivable” means accounts receivable, trade accounts receivable, notes receivable, book debts and other debts due or accruing due to a Target Company, and the full benefit of any related security.

(3)                                 “Administration” has the meaning attributed to that term in Section 5.3(36)(a).

(4)                                 “Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, Controls or is Controlled by or is under common Control with such first Person, and “Affiliated” has a corresponding meaning.

(5)                                 “Agreement” means this share purchase agreement, including all Schedules to this share purchase agreement, as amended, supplemented, restated and replaced from time to time in accordance with its provisions.

(6)                                 “Applicable Law” means:

(a)                                  any domestic or foreign statute, law (including common and civil law), code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise);

(b)                                 any judgment, order, writ, injunction, decision, ruling, decree or award;

(c)                                  any regulatory policy, practice or guideline; or

(d)                                 any Permit;

of any Governmental Authority, binding on or affecting the Person or the Employee Plan referred to in the context in which the term is used or binding on or affecting the property of that Person.

(7)                                 “Approvals” means franchises, licenses, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, Permits, and other permits and approvals.

(8)                                 “Assets” means all undertakings, property, assets, rights and interests of the Target Companies, including the following:

(a)                                  all cash and cash equivalents;

(b)                                 all rights and interests of the Target Companies in and to the Leased Property and the Leases, including prepaid rents, security deposits, options to renew or purchase, rights of first refusal under the Leases and all leasehold improvements owned by the Target Companies and forming part of the Leased Property;

(c)                                  the Personal Property and all rights and interests of the Target Companies in and to the Personal Property Leases, including prepaid rents, security deposits and options to renew or purchase;

(d)                                 the Accounts Receivable;

(e)                                  all rights and interests of the Target Companies under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets;

(f)                                    the Target Intellectual Property;

(g)                                 all rights and interests of the Target Companies in and to all Contracts to which a Target Company is a party or by which any of the Assets or the Business is bound or affected;

(h)                                 all Approvals issued to the Target Companies;

(i)                                     the Books and Records;

(j)                                     all prepaid charges, deposits, sums and fees paid by the Target Companies before the Closing Time;

(k)                                 all goodwill of the Target Companies, including the present telephone numbers, internet domain addresses and other communications numbers and addresses of the Target Companies; and

(l)                                     all proceeds of any or all of the foregoing received or receivable after the Closing Time.

(9)                                 “Balance Sheet” means the balance sheet of a Target Company as at the Financial Statements Date contained in the Financial Statements of the Target Company for the financial year ended on that date.

(10)                           “Base Working Capital” means the Working Capital as of April 30, 2008 and is equal to negative US$2,542,605.00.

(11)                           “Books and Records” means all books, records, files and papers of a Target Company, including computer programs (including source codes and software programs), computer manuals, computer data, financial and Tax working papers, financial and Tax books and records, business reports, business plans and projections, sales and advertising materials, sales and purchases records and correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel and employment records, minute and share certificate books, and all copies and recordings of the foregoing.

(12)         “Business” means the business carried on currently and prior to the date of this Agreement by the Corporation primarily consisting of designing, manufacturing, selling, distributing, installing and servicing natural gas refueling systems for motor vehicles, fork lift trucks and ice resurfacers in residential and commercial markets.

(13)         “Business Day” means any day, except Saturdays and Sundays, on which banks are generally open for business:

(a)           for purposes of Section 7.11, in the place specified in that Section; and

(b)           for all other purposes in this Agreement, in Toronto, Canada.

(14)         “Cap” has the meaning attributed to that term in Section 5.7(4)(b).

(15)         “Claim” means:

(a)           any suit, action, dispute, investigation, claim, arbitration, order, summons, citation, directive, ticket, charge, demand or prosecution, whether legal or administrative;

(b)           any other proceeding; or

(c)           any appeal or application for review;

whether at law or in equity, by or before any Governmental Authority.

(16)         “Closing” means the completion of the Transactions.

(17)         “Closing Date” means the 19th day of September, 2008 or such other Business Day as Honda and the Purchaser may agree upon in writing.

(18)         “Closing Time” means 10:00 a.m. on the Closing Date or such other time on the Closing Date as may be agreed to by the Parties in writing.

(19)         “Closing Working Capital” has the meaning attributed to that term in Section 2.4(a).

(20)         “Competing Business” has the meaning attributed to that term in Section 6.4(1).

(21)         “Constating Documents” means, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum of association, letters patent, supplementary letters patent, by-laws, partnership agreement, limited liability company operating agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trusts, pooling agreements and similar Contracts, arrangements and understandings applicable to the Person’s Equity Interests, each as amended, supplemented or restated from time to time.

(22)                           “Contract” means any agreement, contract, indenture, lease, deed of trust, license, option, undertaking, promise or any other commitment or obligation, whether oral or written, express or implied, other than a Permit.

(23)                           “Control”, with respect to the relationship with a Person, means:

(a)                                  if that Person is a corporation, the holding (other than by way of security) of securities of that Person to which are attached more than 50% of the votes that may be cast for the election of directors and those votes are sufficient, if exercised, to elect a majority of the board of directors; or

(b)                                 if that Person is an entity other than a corporation, the holding (other than by way of security) of securities of that Person to which are attached more than 50% of the votes that may be cast for the election of general partners, trustees or managers (or other Persons acting in a similar capacity for a Person other than a corporation) and those votes are sufficient, if exercised, to elect a majority of the general partners, trustees or managers (or other Persons acting in a similar capacity for a Person other than a corporation);

and “Controls” and “Controlled” have corresponding meanings.

(24)                           “Corporation” means FuelMaker Corporation, a corporation existing under the laws of Canada.

(25)                            [intentionally omitted]

(26)                           “Corporation IP Contracts” has the meaning attributed to that term in Section 5.3(17)(b).

(27)                           “Corporation IP Participant” has the meaning attributed to that term in Section 5.3(17)(k).

(28)                           “CRA” has the meaning attributed to that term in Section 2.3(c).

(29)                           “Declaration” means the Declaration of Trust of FM Trust dated as of July 23, 2004.

(30)                           “Employee Plans” has the meaning attributed to that term in Section 5.3(34)(a).

(31)                           “Encumbrance” means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse Claim, exception, reservation, easement, right of occupation, option, right of pre-emption, privilege or any matter capable of registration against title or any Contract to create any of the foregoing.

(32)                           “Environmental Laws” has the meaning attributed to that term in Section 5.3(33)(a).

(33)                           “Equity Interests” means, with respect to any Person, any and all present and future shares, units, trust units, partnership or other interests, participations or other equivalent rights in that Person’s equity or capital, however designated and whether voting or non-voting.

(34)                           “Final Purchase Price” means the Initial Purchase Price, as adjusted pursuant to Section 2.4.

(35)                           “Financial Statements” means:

(a)                                  in the case of the Corporation, the audited financial statements of the Corporation as at and for the financial years ended December 31, 2005, 2006 and 2007, consisting of the balance sheet, income statement, cash flow statement and statement of retained earnings and notes thereto, copies of which financial statements are attached as Schedule 1.1(35)(a); and

(b)                                 in the case of HondaSub, the audited financial statements of HondaSub as at and for the financial years ended March 31, 2007 and 2008 consisting of the balance sheet, income statement and statement of retained earnings, copies of which financial statements are attached as Schedule 1.1(35)(b);

provided, however, that: (i) references in this Agreement to “Financial Statements” in respect of times prior to the Closing shall be deemed to refer (with all necessary changes) to the corresponding unaudited financial statements; and (ii) the audited financial statements of HondaSub shall be subject to restatement to reflect a loss on the Grid Note entered into by the Corporation in favour of HondaSub as of July 23, 2004, and to reflect any tax return refilings that are necessary or advisable in respect of periods prior to the Closing Date.

(36)                           “Financial Statements Date” means, in the case of the Corporation, December 31, 2007 and, in the case of HondaSub, March 31, 2008.

(37)                           “FM Trust” means John G. Armstrong, sole trustee of The FuelMaker Trust, a trust established under the laws of the Province of Ontario.

(38)                           “GAAP” means generally accepted accounting principles in effect from time to time in Canada, including those principles set forth in the Handbook published by the Canadian Institute of Chartered Accountants or any successor institute, consistently applied.

(39)                           “Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government.

(40)                           “Greenfield” means Greenfield AG, a Swiss corporation.

(41)                           “Greenfield/Honda Sublicense” has the meaning attributed to that term in Section 3.2(d).

(42)                           “Greenfield License Agreement” means collectively that license agreement with an effective date of August 5, 1989, entered into by the Corporation and Sulzer Brothers Limited, as amended by the amendment entered into by the Corporation and Sulzer Brothers Limited with an effective date of March 19, 1990; the amendment, styled as “Amendment #1”, entered into by the Corporation and Sulzer Burckhardt Engineering Works Limited with an effective date of April 7, 1994; the amendment, styled as “Amendment #2”, entered into by the Corporation and Sulzer Burckhardt Engineering Works Limited with an effective date of September 25, 1995; the Assignment of License Agreement entered into by the Corporation, Sulzer AG and Burckhardt Compression AG on December 23, 2002; the Assignment of License Agreement entered into by the Corporation and Greenfield dated February 13, 2003; the Assignment of License Agreement as Amended between the Corporation, HondaSub and Honda dated May 6, 2004 (the “Assignment of License Agreement as Amended”); and the amendment, styled as “Amendment #3”, entered into by Greenfield, HondaSub and Honda dated March 18, 2008.

(43)                           “Greenfield Sublicense Agreement” means the Sublicense Agreement between HondaSub and the Corporation dated May 6, 2004 in respect of certain rights under the Greenfield License Agreement.

(44)                           “Hazardous Substances” has the meaning attributed to that term in Section 5.3(33)(a).

(45)                           “Honda” means American Honda Motor Co., Inc., a corporation formed under the laws of the State of California.

(46)                           “Honda Purchased Shares” has the meaning attributed to that term in Section 2.3(a).

(47)                           “Honda’s Solicitors” means McMillan LLP.

(48)                           “HondaSub” means 2045951 Ontario Inc., a corporation formed under the laws of the Province of Ontario.

(49)                           “HondaSub Intellectual Property” means HondaSub’s right, title and interest in and to:

(a)                                  the Intellectual Property that was acquired by HondaSub from the Corporation as of July 23, 2004, which, for greater certainty, excludes the Intellectual Property that is the subject of the Greenfield Sublicense Agreement and the Intellectual Property licensed by Greenfield under the Greenfield License Agreement;

(b)                                 the right, title and interest of the Corporation in and to all licenses and other agreements (if any) in connection with the Intellectual Property licensed to or used by the Corporation in connection with the HRA or VRA or both, that was acquired by HondaSub from the Corporation as of July 23, 2004 (excluding the Greenfield License Agreement and the Greenfield Sublicense Agreement); and

(c)                                  the Intellectual Property developed or acquired by the Corporation after July 23, 2004 that contributed to the development of the HRA, the VRA or otherwise related to Refueling Technology.

(50)                           “HondaSub IP Contracts” has the meaning attributed to that term in Section 5.2(14)(a).

(51)                           “HondaSub IP Participant” has the meaning attributed to that term in Section 5.2(14)(k).

(52)                           “HRA” means the Home Refueling Appliance developed or manufactured by the Corporation.

(53)                           “Indemnified Party” has the meaning attributed to that term in Section 5.8(a).

(54)                           “Indemnifying Party” has the meaning attributed to that term in Section 5.8(a).

(55)                           “Indemnification Claim Notice” has the meaning attributed to that term in Section 5.8(a).

(56)                           “Initial Purchase Price” has the meaning attributed to that term in Section 2.2.

(57)                           “Insurance Policies” has the meaning attributed to that term in Section 5.3(18).

(58)                           “Intellectual Property” means (i) Patents; and (ii) inventions, trade-marks, trade-mark applications and registrations, trade names, trade name registrations, service marks, designs, copyrights, copyright applications and registrations, industrial designs, industrial design applications and registrations, trade secrets, know-how, show-how, computer systems and software, including the content of all documentation relating thereto, related object and source codes therefore, and any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

(59)                           “Interim Financial Statements” means the unaudited financial statements of the Corporation and HondaSub as at and for the six-month period ended June 30, 2008 and the three-month period ended June 30, 2008, respectively, copies of which financial statements are attached as Schedule 1.1(59).

(60)                           “Interim Period” has the meaning attributed to that term in Section 6.8.

(61)                           “Inventories” means inventories, including all finished goods, works-in-progress, raw materials, spare parts, replacement parts, and all other materials and supplies to be used or consumed by the Corporation in the production of finished goods.

(62)                           “IP and Support Agreement” means the IP and Support Agreement between HondaSub, Honda and the Corporation dated July 23, 2004 under which the Corporation transferred certain Intellectual Property to HondaSub in exchange for support.

(63)                           “IP License Agreement” means the License Agreement between HondaSub, the Corporation and Honda dated July 23, 2004 under which HondaSub granted a non-exclusive license to the Corporation in respect of the HondaSub Intellectual Property.

(64)                           “Leased Property” has the meaning attributed to that term in Section 5.3(11).

(65)                           “Leases” has the meaning attributed to that term in Section 5.3(11).

(66)                           “Letter” has the meaning attributed to that term in Section 2.3(c).

(67)                           “Loss” or “Losses” means any and all loss, liability, damage, cost or expense actually suffered or incurred by a party resulting from any act, omission or state of facts or any Claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right to indemnification under Section 5.7, including the costs and expenses of any Claim, assessment, judgment, settlement or compromise relating thereto, but

(a)                                  excluding loss of profits and consequential damages and excluding any contingent liability until it becomes actual; and

(b)                                 reduced by any recovery or settlement (net of all expenses incurred in connection with obtaining such recovery or settlement or payment thereof) under or pursuant to any insurance coverage, or pursuant to any Claim, recovery, settlement or payment by or against any other Person.

(68)                           “Material Adverse Change” or “Material Adverse Effect,” as the case may be, means any change or effect that:

(a)                                  is or is reasonably likely to be materially adverse to the Business, Assets, liabilities, capital, financial condition or results of operation of the Corporation, taken as a whole; or

(b)                                 materially adversely affects the ability of the Corporation to conduct the Business after the Closing Date substantially as the Business has been conducted to the date of this Agreement.

The term Material Adverse Change or Material Adverse Effect shall not, however, include any change or effect arising from or related to:  (i) any general condition affecting the industry in which the Corporation is engaged and that does not affect the Corporation disproportionately, as compared to other companies in such industry; (ii) the announcement or pendency of this Agreement or any of the transactions contemplated hereby, or the disclosure of the identity of the Purchaser as the acquiror of the Corporation; (iii) acts of war or terrorism; (iv) general economic, political and financial market changes that do not affect the Corporation disproportionately; or (v) changes in law or in GAAP that occur after the date of this Agreement.

(69)                           “Material Contract” has the meaning attributed to that term in Section 5.2(16) in respect of HondaSub, and Section 5.3(20) in respect of the Corporation.

(70)                           “Notice” has the meaning attributed to that term in Section 7.11(1).

(71)                           “Notice of Disagreement” has the meaning attributed to that term in Section 2.4(c).

(72)                           “OHSA” has the meaning attributed to that term in Section 5.3(36)(a).

(73)                           “Other Agreements” has the meaning attributed to that term in Section 7.5.

(74)                           “Ordinary Course” means, with respect to an action taken by a Person, that the action is consistent with past practices of the Person and is taken in the normal day-to-day course of business of the Person.

(75)                           “Parties” means collectively, Honda, FM Trust, the Corporation and the Purchaser, and “Party” means any of them.

(76)                           “Patents” means all patents (including design patents), patent applications (including design patent applications), invention disclosures, certificates or models of utility, and other rights of invention, worldwide necessary to or used in the Target Intellectual Property, including any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent.

(77)                           “Permits” means franchises, licenses, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, permits and other approvals, obtained from or required by a Governmental Authority.

(78)                           “Permitted Encumbrances” means:

(a)                                  servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided that those servitudes, easements, restrictions, rights-of-way and other similar rights are not of such a nature as to have a Material Adverse Effect on the use by the Target Company of the property subject thereto;

(b)                                 undetermined or inchoate liens, charges and privileges incidental to current construction or current operations, except for liens, charges and privileges related to Taxes;

(c)                                  Encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to the asset or served on a Target Company or a Vendor pursuant to Applicable Law or that relate to obligations not due or delinquent, except for Encumbrances related to Taxes;

(d)                                 assignments of insurance provided to landlords or their mortgagees or hypothecary creditors pursuant to the terms of any lease and liens or rights reserved in any lease for rent or for compliance with the terms of that lease;

(e)                                  security given in the Ordinary Course to any public utility or Government Authority in connection with the operations of the Business, other than security for borrowed money;

(f)                                    the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business; and

(g)                                 the Permitted Encumbrances described in Schedule 1.1(78).

(79)                           “Person” is to be broadly interpreted and includes an individual, a corporation, a company, a limited liability company, a partnership, a joint venture, a trust, a trustee, an association, an unincorporated organization, a Governmental Authority, an executor or administrator or other legal or personal representative, or any other juridical entity.

(80)                           “Personal Information” means any information in the possession, custody or control of the Target Companies about an identifiable individual, and for greater certainty includes all such information which falls within the definition of “personal information” in any personal information protection law of Canada, or any province or territory thereof to which the Target Companies are subject.

(81)                           “Personal Property” has the meaning attributed to that term in Section 5.3(13).

(82)                           “Personal Property Leases” has the meaning attributed to that term in Section 5.3(14).

(83)                           “Post-Closing Taxes” has the meaning attributed to that term in Section 6.3(4).

(84)                           “Post-Signing Returns” has the meaning attributed to that term in Section 6.3(1)(a).

(85)                           “Pre-Closing Date Tax Returns” has the meaning attributed to that term in Section 6.3(2).

(86)                           “proposed to be conducted as contemplated as of the Closing Date”, as used in connection with the Business, means the Business proposed to be conducted as referred to in the management presentation made to the Purchaser by the Corporation on June 20, 2008 at the Corporation’s offices in Toronto, Ontario.

(87)                           “Purchased Shares” means, collectively, (i) 26,235,528 issued and outstanding common shares in the capital of HondaSub, (ii) 1,344 issued and outstanding non-voting preferred shares in the capital of the Corporation and (iii) 6,744 issued and outstanding voting common shares in the capital of the Corporation.

(88)                           “Purchaser” means Clean Energy Fuels Corp., a corporation existing under the laws of the State of Delaware, or, subject to complying with Section 7.12, its wholly-owned subsidiary.

(89)                           “Purchaser Claims” has the meaning attributed to that term in Section 5.7(4)(a).

(90)                           “Rate” has the meaning attributed to that term in Section 2.4(e).

(91)                           “RC Election” has the meaning attributed to that term in Section 6.4(7).

(92)                           “Refueling Technology” means natural gas compression and refueling equipment and appliances and related research and technology and know-how related to the design and manufacture of natural gas compression and refueling equipment and appliances, including the HRA and VRA.

(93)                           “Remittance Amount” has the meaning attributed to that term in Section 2.3(b).

(94)                           “Representatives” means, with respect to any Party, its Affiliates and, if applicable, its and their respective directors, officers, employees, agents, attorneys, accountants and other representatives and advisors.

(95)                           “Restricted Period” has the meaning attributed to that term in Section 6.4(1).

(96)                           “Restricted Territory” has the meaning attributed to that term in Section 6.4(1).

(97)                           “SEC Requirements” has the meaning attributed to that term in Section 7.1.

(98)                           “Section 116 Certificate” has the meaning attributed to that term in Section 2.3(b).

(99)                           “Specified Representations and Warranties” has the meaning attributed to that term in Section 5.5(1)(a).

(100)                     “Statement” has the meaning attributed to that term in Section 2.4(b).

(101)                     “Straddle Period” has the meaning attributed to that term in Section 6.3(4).

(102)                     “Target Companies” means, collectively, the Corporation and HondaSub, and “Target Company” means either one of them.

(103)                     “Target Intellectual Property” means all Intellectual Property owned or used by the Target Companies and that is necessary or used in the conduct of the Business as it is presently conducted or proposed to be conducted as contemplated as of the Closing Date, and all applications therefor and all goodwill connected therewith, including all licenses and all like rights used by or granted to the Target Companies in connection with the Business and all rights to register or otherwise apply for the protection of any of the foregoing.

(104)                     “Tax Act” means the Income Tax Act (Canada).

(105)                     “Tax Escrow Agent” has the meaning attributed to that term in Section 2.3(b).

(106)                     “Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof (including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, valued-added, excise, stamp, withholding, premium, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, surtaxes, customs duties and import and export taxes, license, franchise and registration fees and employment insurance, health insurance and Canada, and other government pension plan premiums or contributions), and “Tax” has a corresponding meaning.

(107)                     “Tax Return” means all returns, declarations, designations, forms, schedules, reports and other documents of every nature whatsoever required to be filed with any Governmental Authority with respect to any Taxes.

(108)                     “Threshold” has the meaning attributed to that term in Section 5.7(4)(a).

(109)                     “Transactions” means the transactions contemplated by this Agreement.

(110)                     “Transmission” has the meaning attributed to that term in Section 7.11(1)(c).

(111)                     “Trustee” means John G. Armstrong, in his capacity as sole trustee of the FM Trust.

(112)                     “Vendors” means, collectively, Honda and FM Trust, and a “Vendor” means any of them.

(113)                     “VRA” means the Vehicle Refueling Appliance developed or manufactured by the Corporation.

(114)                     “Working Capital” means the Corporation’s consolidated current assets minus the Corporation’s consolidated current liabilities, as determined in accordance with GAAP and converted into equivalent United States dollars in accordance with Section 2.4(g). For greater certainty, current liabilities shall not include debt or interest owing by the Corporation to HondaSub or Honda.

1.2                              Construction.  This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not apply to the construction or interpretation of this Agreement.

1.3                              Certain Rules of Interpretation.  In this Agreement:

(a)                                  the division into Articles and Sections and the insertion of headings and the Table of Contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

(b)                                 the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular portion of this Agreement; and

(c)                                  unless specified otherwise or the context otherwise requires:

(i)	references to any Article, Section or Schedule are references to the Article or Section of, or Schedule to, this Agreement;

(ii)

“including” or “includes” means “including (or includes) but is not limited to” and shall not be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(iii)	“the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

(iv)	references to Contracts are deemed to include all present and future amendments, supplements, restatements and replacements to those Contracts;

(v)

references to any legislation, statutory instrument or regulation or a section thereof, unless otherwise specified, is a reference to the legislation, statutory instrument, regulation or section as amended, restated and re-enacted from time to time; and

(vi)	words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4                              Knowledge.  In this Agreement, any reference to the knowledge of the Corporation means the actual knowledge of John Lyon, Ralph Rackham and/or Don Jevons, and any reference to the knowledge of Honda means the actual knowledge of Dan Bonawitz and/or Richard Crawford.

1.5                              Computation of Time.  In this Agreement, unless specified otherwise or the context otherwise requires:

(a)                                  a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on the last day of the period, but if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day;

(b)                                 all references to specific dates mean 11:59 p.m. on the dates;

(c)                                  all references to specific times shall be references to Los Angeles, California time; and

(d)                                 with respect to the calculation of any period of time, references to “from” mean “from and excluding” and references to “to” or “until” mean “to and including”.

1.6                              Performance on Business Days.  If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next succeeding Business Day.

1.7                              Currency and Payment.  In this Agreement, unless specified otherwise:

(a)                                  Except where the context indicates otherwise, in which case references to dollar amounts or obligations, including indemnification obligations, shall mean United States dollars, references to dollar amounts or “$” are to Canadian dollars;

(b)                                 any payment is to be made by wire transfer in immediately available funds;

(c)                                  any payment to Honda is to be made by wire transfer in immediately available funds to:

Bank of America

100 West 33rd Street

New York, NY  10001

Account # 12358-01592

ABA #  0260-0959-3; and

(d)                                 except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available by 5:00 p.m. on the due date and any payment received and available after that time is deemed to have been made and received on the next succeeding Business Day.

1.8                               Accounting Terms.  In this Agreement, unless specified otherwise, each accounting term has the meaning assigned to it under GAAP.

1.9                               Schedules.  The following Schedules are attached to and form part of this Agreement:

Schedule 1.1(35)(a)	Corporation’s Financial Statements
Schedule 1.1(35)(b)	HondaSub’s Financial Statements
Schedule 1.1(59)	Interim Financial Statements
Schedule 1.1(78)	Permitted Encumbrances
Schedule 3.2(c)	Form of Technology Agreement
Schedule 3.2(g)	Certificate of Representations and Warranties
Schedule 3.2(h)	Certificate of Covenants
Schedule 3.2(l)	Form of General Releases from Vendors
Schedule 3.3(g)(i)	The Purchaser’s Certificate of Representations and Warranties
Schedule 3.3(g)(ii)	The Purchaser’s Certificate of Covenants and Obligations
Schedule 4.2(1)(c)	Approvals
Schedule 5.2(14)	HondaSub Intellectual Property
Schedule 5.2(16)	HondaSub’s Material Contracts and Other Contracts
Schedule 5.2(27)	HondaSub’s Accounts and Attorneys
Schedule 5.3(5)	Capital of the Corporation
Schedule 5.3(11)	Leased Property
Schedule 5.3(13)	Personal Property Matters
Schedule 5.3(14)	Personal Property Leases
Schedule 5.3(17)	Target Intellectual Property Matters
Schedule 5.3(18)	Insurance Policies
Schedule 5.3(20)	Corporation’s Material Contracts
Schedule 5.3(22)	Permits

Schedule 5.3(23)	Regulatory and Third Party Approvals
Schedule 5.3(28)	Changes Out of the Ordinary Course
Schedule 5.3(30)	Warranties
Schedule 5.3(31)	Litigation
Schedule 5.3(32)	Corporation’s Accounts and Attorneys
Schedule 5.3(33)	Environmental Matters
Schedule 5.3(34)	Employee Plans
Schedule 5.3(35)	Labor Matters
Schedule 5.3(36)	OSHA Requirements, Correspondence and Inspection Reports
Schedule 5.3(37)	Top 20 Customers
Schedule 5.4(5)	Required Government Permits, Filings and Notices of the Purchaser
Schedule 7.1	Press Release

ARTICLE 2

PURCHASE AND SALE

2.1                               Agreement to Purchase and Sell.  Subject to the terms and conditions of this Agreement, at the Closing Time, Honda shall sell to the Purchaser and the Purchaser shall purchase from Honda, all of the Purchased Shares owned by Honda, constituting all of the issued and outstanding shares in the capital of HondaSub and all of the issued and outstanding shares in the capital of the Corporation other than those owned by HondaSub or the FM Trust, free and clear of all Encumbrances.  Subject to the terms and conditions of this Agreement, at the Closing Time, the FM Trust shall sell to the Purchaser and the Purchaser shall purchase from the FM Trust all of the Purchased Shares owned by the FM Trust, constituting all of the issued and outstanding shares in the capital of the Corporation other than those owned by Honda and HondaSub, free and clear of all Encumbrances.

2.2                               Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price of US$17,000,000.00 (the “Initial Purchase Price”) shall be paid on the Closing Date by the Purchaser to (a) Honda for the Purchased Shares in HondaSub in an amount equal to the Initial Purchase Price less US$2.00, (b) to Honda for the Purchased Shares in the Corporation in the amount of US $1.00, (c) to the FM Trust for the Purchased Shares in the Corporation in the amount of US $1.00, and (d) to Vendor for the covenant not to compete contained in Section 6.4(1) in the amount of nil.

2.3                               Withholding Matters.

(a)                                  Subject to this Section 2.3, Honda will deliver to the Purchaser on the Closing Date the Section 116 Certificate (as defined below) issued pursuant to Section 116 of the Tax Act in respect of the sale of the Purchased Shares previously owned by Honda (the “Honda Purchased Shares”) to the Purchaser.

(b)                                 If a certificate issued by the Minister of National Revenue pursuant to Section 116 of the Tax Act in respect of the sale of the Honda Purchased Shares to the Purchaser, specifying a certificate limit in an amount which is not less than the

Initial Purchase Price (the “Section 116 Certificate”), is not delivered to the Purchaser on or before the Closing Date, the Purchaser will be entitled to withhold from the Initial Purchase Price and shall pay to Honda’s Solicitors, as escrow agent (the “Tax Escrow Agent”), pursuant to an escrow agreement to be agreed upon by the parties, acting reasonably, an amount equal to 25% of the Initial Purchase Price in respect of the sale of the Honda Purchased Shares (the “Remittance Amount”), which the Purchaser may be required to remit pursuant to Section 116 of the Tax Act in connection with such purchase.

(c)                                  If Honda obtains and delivers to the Purchaser a letter from the Canada Revenue Agency (the “CRA”) authorizing the Purchaser to retain the Remittance Amount pending the completion of the CRA’s review of the application for the Section 116 Certificate (the “Letter”), the Purchaser shall direct the Tax Escrow Agent to continue to hold the Remittance Amount until either:  (1) the CRA subsequently notifies the Purchaser that it may no longer rely upon the Letter in order to validly refrain from remitting the Remittance Amount to the CRA; or (2) the CRA issues the Section 116 Certificate and Honda delivers such certificate to the Purchaser.

(d)                                 If the Purchaser has withheld an amount pursuant to Section 2.3(b) and Honda does not deliver to the Purchaser, prior to the 25th day after the end of the month in which the Closing Date occurs, the Section 116 Certificate or the Letter, the Purchaser may direct the Tax Escrow Agent to remit to the Receiver General for Canada, on its behalf, the Remittance Amount pursuant to Section 116 of the Tax Act and the amount so remitted shall be credited to the Purchaser as payment of the amount owing to Honda in respect of the Initial Purchase Price.

(e)                                  If the Letter is delivered by Honda to the Purchaser, but the CRA subsequently notifies the Purchaser that it may no longer rely upon the Letter in order to validly refrain from remitting the Remittance Amount to the CRA, the Purchaser may direct the Tax Escrow Agent to remit to the Receiver General for Canada, on its behalf, the Remittance Amount pursuant to Section 116 of the Tax Act and the amount so remitted shall be credited to the Purchaser as payment of the amount owing to Honda in respect of the Initial Purchase Price.

(f)                                    If Honda delivers the Section 116 Certificate to the Purchaser at a time when amounts continue to be held in escrow by the Tax Escrow Agent, the Purchaser will promptly direct the Tax Escrow Agent to pay to Honda the Remittance Amount withheld pursuant to Section 2.3(b), plus any accrued interest in respect of such withheld amounts, less any amounts remitted out of the Remittance Amount to the Receiver General for Canada pursuant to this Section 2.3.  Any amounts released by the Tax Escrow Agent to Honda shall be credited to the Purchaser as payment of the amount owing to Honda in respect of the Initial Purchase Price.

(g)                                 If, following the Closing, yet prior to the delivery of the Section 116 Certificate, the CRA indicates that the Section 116 Certificate will be issued upon the payment of an amount (the “Tax Amount”) that does not exceed the Remittance

Amount, the Tax Escrow Agent will remit the Tax Amount to the Receiver General for Canada as payment of the Tax Amount (and the amount so remitted will be credited to the Purchaser as payment of the amount owing to Honda in respect of the Initial Purchase Price).  Upon delivery of such certificate, the Tax Escrow Agent shall disburse the remaining portion of the Remittance Amount, if any, to Honda (plus any interest or other income earned thereon, net of any applicable Taxes) and the amount so distributed will be credited to the Purchaser as payment of the amount owing to Honda in respect of the Initial Purchase Price.

(h)                                 Subject to this Section 2.3, the Initial Purchase Price, and any positive adjustments thereto, shall be paid to Honda free and clear of, and without deduction in respect of, any Taxes, charges or other levies.

2.4                               Purchase Price Adjustment.

(a)                                  The Initial Purchase Price shall be increased or decreased, as the case may be, by any difference between the Working Capital at the time of Closing (the “Closing Working Capital”) and the Base Working Capital.  If the Closing Working Capital is less than the Base Working Capital, the Initial Purchase Price shall be decreased dollar-for-dollar by the difference.  If the Closing Working Capital is greater than the Base Working Capital, the Initial Purchase Price shall be increased dollar-for-dollar by the difference.  The Closing Working Capital shall be determined and calculated using the same principles, practices and methods as were used in determining the Base Working Capital based thereon.

(b)                                 Within 45 days after the Closing Date, the Purchaser shall prepare and deliver to Vendors a written statement (the “Statement”) setting forth in reasonable detail its calculation of Closing Working Capital.

(c)                                  During the 20-day period following the receipt by Vendors of the Statement, Vendors and their respective Representatives shall be permitted to review during normal business hours and make copies reasonably required of (i) the working papers of the Purchaser, the Corporation and, if relevant, its independent auditors relating to the preparation of the Statement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Statement.  The Statement shall become final and binding upon the parties on the 20th day following delivery thereof, except to the extent that Honda gives written notice of disagreement with the Statement (the “Notice of Disagreement”) to the Purchaser prior to such date.  Any Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted (any such disagreement to be limited to whether such calculation of Closing Working Capital is mathematically correct and/or have been prepared in accordance with the definitions of Closing Working Capital, and the definition included in such definitions) and (B) if independent auditors are engaged by Honda in connection with the preparation of the Notice of Disagreement, be accompanied by a certificate of the independent auditors of Honda that they concur with each of the positions taken by Honda in the Notice of Disagreement.

If a Notice of Disagreement complying with the preceding sentence is received by the Purchaser in a timely manner, then the Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon the Parties on the earlier of (I) the date the Purchaser and Honda resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm.

(d)                                 During the 20-day period following the delivery of a Notice of Disagreement that complies with Section 2.4(c), the Purchaser and Honda shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement.  During such period, the Purchaser and its independent auditors shall be permitted to review and make copies reasonably required of (i) the working papers of Honda’s accountants relating to the preparation of the Notice of Disagreement and (ii) any supporting schedules, supporting analyses and other supporting documentation relating to the preparation of the Notice of Disagreement.  If, at the end of such 20-day period, the differences as specified in the Notice of Disagreement are not resolved, Honda and the Purchaser shall promptly select PricewaterhouseCoopers LLP (the “Accounting Firm”) and submit to the Accounting Firm for review and resolution of any and all matters which remain in dispute and which are properly included in the Notice of Disagreement.  In resolving any disputed item, the Accounting Firm shall:  (i) be bound by the provisions of this Section 2.4 and the definition of Closing Working Capital and the definition included in such definitions; (ii) limit its review to matters still in dispute as specifically set forth in the Notice of Disagreement (and only to the extent such matters are still in dispute following such 20-day period); and (iii) further limit its review solely to whether the Statement has been prepared in accordance with this Section 2.4.  The determination of any item that is a component of Closing Working Capital and is the subject of a dispute cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any particular item in the Statement or the Notice of Disagreement (or, if different, the value claimed by the relevant Party at the end of such 20-day period).  Honda and the Purchaser shall use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm.  Honda and the Purchaser agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.  Except as specified in the following sentence, the fees and expenses of the Accounting Firm in connection with the Accounting Firm’s determination of Closing Working Capital pursuant to this Section 2.4 shall be borne, in its entirety, by the Party whose calculation of the Final Purchase Price based upon its calculation of Closing Working Capital as initially submitted to the Accounting Firm) is furthest away from the Final Purchase Price based upon the Closing Working Capital as determined by the Accounting Firm.  The fees and expenses of the Purchaser’s independent auditors (if any) incurred in connection with the issuance of the Statement shall be borne by the Purchaser, and the fees and expenses of the independent auditors of Honda incurred in connection with its review of the Statement shall be borne by Honda.

(e)                                  If the Closing Working Capital is greater than the Base Working Capital, the Purchaser shall, within five Business Days after the final determination of Closing Working Capital, make payment to Honda by wire transfer of immediately available funds of the amount of such excess, together with interest thereon at the rate of 6% per annum (the “Rate”), calculated on the basis of the actual number of days elapsed, from the Closing Date to the date of actual payment, compounded annually.  If the Closing Working Capital is less than the Base Working Capital, Honda shall, within five Business Days after the final determination of Closing Working Capital, make payment to the Purchaser by wire transfer of immediately available funds of the amount of such excess, together with interest thereon at the Rate, calculated on the basis of the actual number of days elapsed, from the Closing Date to the date of actual payment, compounded annually.

(f)                                    Any payment required to be made under this Section 2.4 shall be deemed an adjustment to the Initial Purchase Price.

(g)                                 For the purposes of this Agreement, any monetary conversion from the currency of Canada (or any other foreign country) to United States currency shall be calculated using the applicable noon exchange rate posted on the website of the Bank of Canada (http://www.bank-banque-canada.ca) as of the applicable measurement date.

ARTICLE 3

CLOSING ARRANGEMENTS

3.1                               Closing.  Subject to satisfaction or waiver of the conditions set forth in Article 4, the Closing shall take place on the Closing Date at the offices of Honda’s Solicitors in Toronto, Ontario or at such other place as may be agreed to by Honda and the Purchaser.

3.2                               Vendors’ Closing Deliveries.  At the Closing, the Vendors shall deliver or cause to be delivered to the Purchaser the following:

(a)                                  certificates representing the Purchased Shares, accompanied by stock transfer powers duly executed in blank or duly executed instruments of transfer, and all such other assurances, consents and other documents as the Purchaser may reasonably request to effectively transfer to the Purchaser title to the Purchased Shares free and clear of all Encumbrances;

(b)                                 a certified copy of a resolution of the board of directors and/or shareholders of the each Target Company consenting to the transfer of the Purchased Shares from the Vendors to the Purchaser as contemplated by this Agreement and authorizing the execution, delivery and performance of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Target Companies;

(c)                                  the technology agreement among Honda, HondaSub and the Purchaser substantially in the form of Schedule 3.2(c), executed by HondaSub and Honda;

(d)                                 a sublicense of the Greenfield  License Agreement by HondaSub to Honda, substantially in the form of Schedule 3.2(c), with any necessary changes, including any changes reasonably required by Greenfield, executed by HondaSub and Honda (the “Greenfield/Honda Sublicense”);

(e)                                  in respect of each of the Corporation and HondaSub:

(i)            a certificate of status or its equivalent under the laws of the jurisdiction governing its corporate existence;

(ii)           a certificate of incumbency; and

(iii)          that number of copies reasonably required by the Purchaser, certified by one of its senior officers, of its Constating Documents, and in the case of HondaSub, of the resolutions of the board of directors of HondaSub authorizing the execution, delivery and performance of this Agreement and of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by HondaSub;

(f)                                    in respect of Honda:

(i)            a certificate of status or its equivalent under the laws of the jurisdiction governing its corporate existence;

(ii)           a certificate of incumbency; and

(iii)          that number of copies reasonably required by the Purchaser, certified by one of its senior officers, of its Constating Documents;

(g)                                 a certificate of each Vendor and the Corporation in respect of its representations and warranties set out in Section 5.1, 5.2 and 5.3, as the case may be, substantially in the form of Schedule 3.2(g);

(h)                                 a certificate of Honda in respect of its covenants and other obligations set out in this Agreement substantially in the form of Schedule 3.2(h);

(i)                                     a certified copy of the Declaration;

(j)                                     agreements in form reasonably acceptable to the Purchaser establishing that the following agreements have been terminated:

(i)                                     the Enabling License Agreement made as of May 6, 2004 between the Corporation, HondaSub and Honda;

(ii)                                  the IP and Support Agreement;

(iii)          the Unanimous Shareholders Agreement made as of October 12, 2000 in respect of the affairs of the Corporation, as amended by Amendment No. 1 thereto made as of July 23, 2004 between 1141258 Ontario Inc., 1249077 Ontario Inc., the Trustee, HondaSub, Honda, John L. Lyon, Ralph Rackham, Gunter Stefan and the Corporation; and

(iv)          the Amended and Restated Development Agreement between the Corporation, HondaSub and Honda dated July 23, 2004;

(k)                                  agreements in form reasonably acceptable to the Purchaser under which Honda assigns to the Purchaser its interest in the following agreements:

(i)            the Assignment of License Agreement as Amended between the Corporation, HondaSub and Honda dated May 6, 2004 in respect of the Greenfield License Agreement;

(ii)           the amendment to the Greenfield License Agreement, styled as “Amendment #3”, entered into by Greenfield, HondaSub and Honda dated March 18, 2008;

(iii)          the Greenfield Sublicense Agreement; and

(iv)          the IP License Agreement;

(l)                                     general releases, in the form attached hereto as Schedule 3.2(l), executed by each of the Vendors, which Release by Honda will include cancellation of any and all debt owed by the Corporation or HondaSub to Honda;

(m)                               Financial Statements audited by KPMG LLP in accordance with GAAP; and

(n)                                 At Honda’s option, RC Elections in accordance with Section 6.4(7).

3.3                               The Purchaser’s Closing Deliveries.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendors the following:

(a)                                  payment of the amounts required to be paid under Section 2.2;

(b)                                 receipts for the certificates representing the Purchased Shares;

(c)                                  the technology agreement contemplated in Section 3.2(c), executed by the Purchaser;

(d)                                 the Greenfield/Honda Sublicense, executed by the Purchaser;

(e)                                  in respect of the Purchaser:

(i)                                     a certificate of status or its equivalent under the laws of the jurisdiction governing its corporate existence;

(ii)                                  a certificate of incumbency; and

(iii)                               that number of copies reasonably required by the Vendors, certified by one of its senior officers, of its Constating Documents and of the resolutions of the board of directors and shareholders of the Purchaser authorizing its execution, delivery and performance of this Agreement and of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Purchaser;

(f)                                    agreements in form reasonably acceptable to Honda under which the Purchaser assumes from Honda Honda’s obligations under the following agreements:

(i)            the Assignment of License Agreement as Amended between the Corporation, HondaSub and Honda dated May 6, 2004 in respect of the Greenfield License Agreement;

(ii)           the amendment to the Greenfield License Agreement, styled as “Amendment #3”, entered into by Greenfield, HondaSub and Honda dated March 18, 2008; and

(iii)          the Greenfield Sublicense Agreement; and

(iv)          the IP License Agreement;

(g)                                 a certificate of the Purchaser in respect of its representations and warranties set out in Section 5.4 substantially in the form of Schedule 3.3(g)(i) and a certificate of the Purchaser in respect of its covenants and other obligations set out in this Agreement substantially in the form of Schedule 3.3(g)(ii); and

(h)                                 At Honda’s option, RC Elections in accordance with Section 6.4(7).

ARTICLE 4
CONDITIONS OF CLOSING

4.1                               The Purchaser’s Conditions.

(1)                                  The Purchaser shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the Closing Time (each of which conditions precedent is acknowledged to be for the exclusive benefit of the Purchaser):

(a)                                  all of the representations and warranties of each of the Vendors and the Corporation made in this Agreement shall be true and correct in all material respects as at the Closing Time with the same effect as if made at and as of the Closing Time (except as those representations and warranties may be affected by events or transactions (i) expressly permitted by or resulting from the entering of this Agreement or (ii) approved in writing by the Purchaser);

(b)                                 the Vendors shall have complied with or performed in all material respects all of the obligations, covenants and agreements under this Agreement to be complied with or performed by the Vendors or any of them at or before the Closing Time, including the Vendors’ Closing deliveries specified in Section 3.2;

(c)                                  all Approvals described in Schedule 4.2(1)(c) shall have been obtained, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

(d)                                 Honda, HondaSub and the Purchaser shall have entered into a technology agreement substantially in the form of the draft agreement attached as Schedule 3.2(c) and the Greenfield/Honda Sublicense;

(e)                                  there shall be no injunction or restraining order issued preventing, and no pending or threatened Claim, against any Party, for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transactions is improper or would give rise to a Claim under any Applicable Law;

(f)                                    the following agreements have been terminated:

(i)                                     the Enabling License Agreement made as of May 6, 2004 between the Corporation, HondaSub and Honda;

(ii)                                  the IP and Support Agreement made as of July 23, 2004 between the Corporation, HondaSub and Honda;

(iii)                               the Unanimous Shareholders Agreement made as of October 12, 2000 in respect of the affairs of the Corporation, as amended by Amendment No. 1 thereto made as of July 23, 2004 between 1141258 Ontario Inc., 1249077 Ontario Inc., the FM Trust, HondaSub, Honda, John L. Lyon, Ralph Rackham, Gunter Stefan and the Corporation; and

(iv)                              the Amended and Restated Development Agreement between the Corporation, HondaSub and Honda dated July 23, 2004.

(g)                                 the Financial Statements have been delivered and the Purchaser shall have had four Business Days thereafter to consider the reconciliation of the Financial Statements with United States generally accepted accounting principles prepared by KPMG, LLP; and

(h)                                 there shall have been no Material Adverse Change between the date of this Agreement and the Closing Date.

(2)                                  If any of the conditions in Section 4.1(1) shall not be satisfied or fulfilled in full at or before the Closing Time to the satisfaction of the Purchaser acting reasonably, the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

(a)                                  terminate this Agreement by notice in writing to the Vendors, except with respect to the obligations contained in Sections 6.7, 7.1, 7.2, 7.9 and 7.10 which shall survive that termination; or

(b)                                 waive compliance with any such condition in whole or in part by notice in writing to the Vendors, except that no such waiver shall operate as a waiver of any other condition.

4.2                               Vendors’ Conditions.

(1)                                  The Vendors shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the Closing Time (each of which conditions precedent is acknowledged to be for the exclusive benefit of Honda):

(a)                                  all of the representations and warranties of the Purchaser made in this Agreement shall be true and correct as at the Closing Time with the same effect as if made at and as of the Closing Time (except as those representations and warranties may be affected by events or transactions expressly permitted by or resulting from the entering of this Agreement);

(b)                                 the Purchaser shall have complied with or performed in all material respects all of the obligations, covenants and agreements under this Agreement to be complied with or performed by the Purchaser at or before the Closing Time, including the Purchaser’s Closing deliveries specified in Section 3.3;

(c)                                  all Approvals described in Schedule 4.2(1)(c) shall have been obtained, in each case in form and substance satisfactory to Honda, acting reasonably;

(d)                                 Honda, HondaSub and the Purchaser shall have entered into a technology agreement substantially in the form of the draft agreement attached as Schedule 3.2(c) and the Greenfield/Honda Sublicense;

(e)                                  there shall be no injunction or restraining order issued preventing, and no pending or threatened Claim against any Party for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transactions is improper or would give rise to a Claim under any Applicable Law; and

(f)                                    the agreements referred to in Section 4.1(1)(f) have been terminated.

(2)                                  If any of the conditions in Section 4.2(1) shall not be satisfied or fulfilled in full at or before to the Closing Time to the satisfaction of Honda, acting reasonably, Honda in its sole discretion may, without limiting any rights or remedies available to the Vendors at law or in equity, either:

(a)                                  terminate this Agreement by notice in writing to the Purchaser, except with respect to the obligations contained in Sections 6.7, 7.1, 7.2, 7.9 and 7.10 which shall survive that termination; or

(b)                                 waive compliance with any such condition in whole or in part by notice in writing to the Purchaser, except that no such waiver shall operate as a waiver of any other condition.

4.3                               Termination.  This Agreement (other than the obligations set out in Sections 6.7, 7.1, 7.2, 7.9 and 7.10, which shall survive termination) may be terminated by the Purchaser or by Honda, without any obligation or liability hereunder if the Closing shall not have occurred on or prior to October 17, 2008, unless extended by mutual agreement of the Purchaser and Honda.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1                               Representations and Warranties of FM Trust.  FM Trust represents and warrants to the Purchaser as to itself (and not as to Honda) as follows and acknowledges that the Purchaser is relying on these representations and warranties in connection with its completion of the Transactions:

(1)                                  Status.  The FM Trust is a legal, valid and subsisting inter vivos trust under the laws of the Province of Ontario and has full power and authority under the Declaration to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder.  The Trustee has been validly appointed as the sole trustee of the FM Trust and has the requisite power and authority to act on behalf of the FM Trust and to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by the FM Trust, and to perform the obligations of the FM Trust hereunder and thereunder.  The Declaration has not been modified, amended or supplemented, and a true and complete copy of the Declaration has been provided to the Purchaser.

(2)                                  Due Authorization. The execution and delivery of this Agreement by the FM Trust and the contracts, agreements and instruments required by this Agreement to be delivered by the FM Trust, and the performance of its obligations hereunder and thereunder do not violate Applicable Law and have been duly and validly authorized by all necessary action on the part of the Trustee, as trustee the FM Trust and no other proceedings on the part of the FM Trust or the Trustee are necessary to authorize the foregoing.

(3)                                  Enforceability.  This Agreement has been duly executed and delivered by the Trustee as sole trustee of the FM Trust and is a legal, valid and binding obligation of the FM Trust and/or the Trustee enforceable against the FM Trust and/or the Trustee in accordance with its terms.  Each of the contracts, agreements and instruments required by this Agreement to be executed and delivered by the FM Trust will at the time of the sale of the Purchased Shares owned by the FM Trust on the Closing Date have been duly executed and delivered by the Trustee as sole trustee of the FM Trust and will be enforceable against it in accordance with its terms.

(4)                                  Ownership of Purchased Shares.  The FM Trust is the registered owner of its Purchased Shares, with good and marketable title thereto, free and clear of all Encumbrances, and has the exclusive right to dispose of its Purchased Shares as provided in this Agreement.

None of its Purchased Shares is subject to (i) any Contract or restriction which in any way limit or restrict the transfer to the Purchaser of its Purchased Shares other than the transfer restrictions in the Corporation’s Constating Documents or (ii) any voting trust, pooling agreement, shareholder agreement, voting agreement or other Contract, arrangement or understanding with respect to the voting of its Purchased Shares (or any of them) other than the Unanimous Shareholders Agreement referred to in Section 3.2(j)(iii), true, accurate and complete copies of which have been provided to the Purchaser.  At or prior to the sale of the FM Trust’s Purchased Shares on the Closing Date, all those Contracts and restrictions will have been complied with or terminated and evidence of that compliance or termination in form and substance satisfactory to the Purchaser will have been provided to the Purchaser.  On completion of the Transactions, neither the Trustee nor the FM Trust will have any ownership interest in the Corporation, HondaSub or any Target Intellectual Property transferred to the Purchaser hereby, whether direct or indirect, actual or contingent, and the Purchaser shall have good and marketable title to its Purchased Shares, free and clear of all Encumbrances.

(5)                                  Absence of Conflict.  The execution, delivery and performance of this Agreement by the FM Trust and the Trustee and the completion of the Transactions will not (whether after the passage of time or notice or both), result in:

(a)                                  the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of its obligations under:

(i)            any contract to which FM Trust is a party or by which any of FM Trust’s Assets is bound or affected;

(ii)           any provision of the Declaration;

(iii)          any judgment, decree, order or award of any Governmental Authority having jurisdiction over FM Trust; or

(iv)          any Applicable Law; or

(b)                                 the creation or imposition of any Encumbrance over any of the Assets of FM Trust.

(6)                                  Residency.           The FM Trust is not and, at the Closing Time will not be, a non-resident of Canada within the meaning of the Tax Act.

5.2                               Representations and Warranties of Honda.  Honda represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on these representations and warranties in connection with its completion of the Transactions:

(1)                                  Organization and Status.  Honda is a corporation duly incorporated, and is validly subsisting and in good standing under the laws of the State of California.  HondaSub is a corporation duly incorporated and is validly subsisting and in good standing under the laws of the Province of Ontario.

(2)                                  Corporate Power.  Honda has all necessary corporate power and authority to own or lease or dispose of its undertakings, property and assets (including its Purchased Shares), to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder.

(3)                                  Authorization.  All necessary corporate action has been taken by Honda or on its part to authorize its execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(4)                                  Enforceability.  This Agreement has been duly executed and delivered by Honda and is a legal, valid and binding obligation of Honda enforceable against it in accordance with its terms.  Each of the contracts, agreements and instruments required by this Agreement to be delivered by Honda and HondaSub will at the Closing Time have been duly executed and delivered by Honda and HondaSub and will be enforceable against Honda and HondaSub in accordance with its terms.

(5)                                  Ownership of Purchased Shares.  Honda is the registered and beneficial owner of its Purchased Shares, with good and marketable title thereto, free and clear of all Encumbrances, and has the exclusive right to dispose of its Purchased Shares as provided in this Agreement.  None of the Purchased Shares held by Honda is subject to (i) any Contract or restriction which in any way limits or restricts the transfer to the Purchaser of its Purchased Shares other than the transfer restrictions in the articles of incorporation of HondaSub or the Corporation or (ii) any voting trust, pooling agreement, shareholder agreement, voting agreement or other Contract, arrangement or understanding with respect to the voting of its Purchased Shares (or any of them) other than the Unanimous Shareholders Agreement referred to in Section 3.2(j)(iii), true, accurate and complete copies of which have been provided to the Purchaser.  At or prior to the Closing Time, all those Contracts and restrictions will have been complied with or terminated and evidence of that compliance or termination in form and substance satisfactory to the Purchaser will have been provided to the Purchaser.  On completion of the Transactions, Honda will have no ownership interest in the Target Companies, whether direct or indirect, actual or contingent, and the Purchaser shall have good and marketable title to its Purchased Shares, free and clear of all Encumbrances.

(6)                                  Title to Assets.  HondaSub has good and marketable title to all of its Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances.

(7)                                  Authorized and Issued Capital.  The authorized capital of HondaSub consists of an unlimited number of common shares, of which 26,235,528 common shares are issued and outstanding.  At Closing Date, the paid-up capital of the Purchased Shares in HondaSub for both Canadian legal and tax purposes is at least the sum of the Initial Purchase Price of such shares and any adjustment to the Initial Purchase Price of such shares pursuant to Section 2.4.  Honda is shown on the securities register of HondaSub as the holder of all of such shares.  All of such shares indicated have been issued and outstanding, are validly issued and are outstanding as fully paid and non-assessable shares and were not issued in violation of the pre-emptive rights of any Person or any Contract or Applicable Law by which HondaSub was bound at the time of the issuance.  There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any securities of HondaSub or any securities convertible into, or other rights to acquire, any securities of HondaSub, (ii) obligates HondaSub to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such interests, securities or rights.  HondaSub has not created any “phantom interests,” appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any class or series of securities of HondaSub.  HondaSub does not have outstanding securities debt or debt instruments providing for voting rights with respect to HondaSub to the holders thereof.  There are no shareholders agreements, voting trusts, pooling agreements or other Contracts, arrangements or understandings in respect of the voting of any of the shares of HondaSub.  True, accurate and complete copies of the Constating Documents and other organizational documents of HondaSub have been provided to the Purchaser.

(8)                                  Options.  No Person has any Contract or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a Contract, including convertible securities, warrants, options or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any issued or un-issued shares or other securities of HondaSub.

(9)                                  Absence of Conflict.  The execution, delivery and performance of this Agreement by Honda and the completion of the Transactions will not (whether after the passage of time or notice or both), result in:

(a)           the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of its obligations under:

(i)            any Contract to which HondaSub is a party or by which any of HondaSub’s Assets is bound or affected;

(ii)           any provision of the Constating Documents or resolutions of the board of directors (or any committee thereof) or shareholders of HondaSub;

(iii)          any judgment, decree, order or award of any Governmental Authority having jurisdiction over HondaSub;

(iv)          any Approval issued to or held by, HondaSub or held for the benefit of or necessary to the operation of, HondaSub; or

(v)           any Applicable Law; or

(b)           the creation or imposition of any Encumbrance over any of HondaSub’s Assets.

(10)                            Conduct of Business.  HondaSub is in compliance with all Applicable Laws, except such non-compliance as would not reasonably be expected to cause a Material Adverse Effect.  The only business carried on by HondaSub is with the Corporation.

(11)                            No Subsidiaries.  HondaSub does not own and does not have any Contracts of any nature to acquire, directly or indirectly, any Equity Interests in any Person other than the Corporation, and HondaSub does not have any Contracts to acquire by any manner whatsoever or lease any other business operations.

(12)                            Bankruptcy.  HondaSub has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it.  HondaSub has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.  No receiver or interim receiver has been appointed in respect of HondaSub or any of HondaSub’s Assets and no execution or distress has been levied on any of its Assets, nor have proceedings been commenced in connection with any of the foregoing.

(13)                            Leased Property.  HondaSub has no leases nor agreements in the nature of a lease in respect of any real property, whether as lessor or lessee.  HondaSub is not the beneficial or registered owner of or the lessor or lessee of, and has not agreed to acquire or lease any real property or appurtenances or any interest in, any real property or appurtenances.  HondaSub is not a party to, and has not agreed to enter into, any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee.

(14)                            HondaSub Intellectual Property.

(a)                                  Schedule 5.2(14) is a true, accurate and complete list of (i) all the HondaSub Intellectual Property that is registered or for which a pending application for registration exists, (ii) all Contracts pursuant to which HondaSub has the right to use any Target Intellectual Property not owned by HondaSub (other than commercial off-the-shelf application software), and (iii) all Contracts pursuant to which third parties are granted the right to use any Target Intellectual Property owned by HondaSub (collectively, the Contracts identified under (ii) and (iii) comprising “HondaSub IP Contracts”).  Unless otherwise noted, all HondaSub IP Contracts are in full force and effect.  HondaSub is in compliance with, and has not breached any term of any HondaSub IP Contract, and to the knowledge of HondaSub, all other parties to the HondaSub IP Contracts are in compliance in all respects with, and have not breached any term of, the HondaSub IP Contracts.

(b)                                 Except as set out in Schedule 5.2(14), HondaSub has not granted any Person any interest in or right to use all or any portion of the Target Intellectual Property that is owned by or licensed exclusively to HondaSub, other than the Corporation.

(c)                                  HondaSub has not interfered with, infringed upon or misappropriated any Intellectual Property rights of any other Person, and has not received any written claim, notice or threat that any conduct of the Business, including its use of any Target Intellectual Property, infringes on or breaches any Intellectual Property rights of any other Person.

(d)                                 HondaSub has used commercially reasonable efforts to protect the HondaSub Intellectual Property against infringement and misappropriation by third parties and to preserve HondaSub’s rights therein.  To Honda’s knowledge, no Person has interfered with, infringed upon or misappropriated any of the rights of HondaSub in the HondaSub Intellectual Property, and HondaSub knows of no threat by any Person to do so.

(e)                                  HondaSub has in its possession or control, and has made available to the Purchaser, correct, accurate, complete, fully-executed copies of all HondaSub IP Contracts (as amended to date) set out in Schedule 5.2(14).  HondaSub has made available to Purchaser correct, accurate and complete copies of all material documents that it has in its possession or control relating to each item of the HondaSub Intellectual Property, including all material documents submitted to or received from any Governmental Authority worldwide.

(f)                                    HondaSub has taken all reasonable measures to maintain the validity and effectiveness of all HondaSub Intellectual Property, and all documents, recordations and certificates necessary to be filed by HondaSub to maintain the effectiveness of the HondaSub Intellectual Property have been filed with the relevant Governmental Authorities listed in Schedule 5.2(14), so that all items required to be listed in Schedule 5.2(14) are valid and in full force and effect, and no item required to be listed in Schedule 5.2(14) has lapsed, expired or been abandoned or canceled in any jurisdiction listed in Schedule 5.2(14).

(g)                                 HondaSub has the exclusive right to file, prosecute and maintain any applications for the HondaSub Intellectual Property indicated as wholly owned by HondaSub in Schedule 5.2(14).  HondaSub has taken all reasonable and necessary steps (based on standard industry practice and in accordance with all Applicable Law) to diligently and appropriately prosecute all applications listed in Schedule 5.2(14) as pending patent applications wholly owned by HondaSub and all such pending applications are in good standing.

(h)                                 HondaSub has received no written demand, claim, notice or inquiry from any third party in respect of the HondaSub Intellectual Property that challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity or the rights of HondaSub in or to the HondaSub Intellectual Property, and HondaSub knows of no basis for any such challenge.

(i)                                     Except as set out in Schedule 5.2(14):  (i) HondaSub owns all right, title and interest in, or has a valid and binding license to make, have made, use, sell, distribute, prepare derivative works of, and otherwise exploit any products and/or processes covered by the HondaSub Intellectual Property and the HondaSub IP Contracts to the extent required for the present conduct of the Business and the proposed conduct of the Business as contemplated as of the Closing Date; (ii) to Honda’s knowledge, the Target Intellectual Property comprises all of the Intellectual Property necessary for the conduct of the Business as it is currently conducted or proposed to be conducted as contemplated as of the Closing Date; (iii) there are no restrictions on the change of control of HondaSub contained in any license held by HondaSub related to the Target Intellectual Property;

(iv) HondaSub has never received written notice that it is in default (or without the giving of notice or lapse of time or both, would be in default) under any license with respect to any HondaSub Intellectual Property or HondaSub IP Contracts; and (v) no licensing fees, royalties, or payments are due or payable by HondaSub in connection with HondaSub Intellectual Property or HondaSub IP Contracts.

(j)                                     No approval or consent of any Person is necessary for the interest of HondaSub in the HondaSub Intellectual Property or the HondaSub IP Contracts to continue to be in full force and effect following the Transactions, and HondaSub is not subject to any restriction that would be violated or breached by the consummation of the Transactions or that may affect the validity, use or enforceability of the HondaSub Intellectual Property or the HondaSub IP Contracts.

(k)                                  HondaSub has taken reasonable measures to protect the confidentiality and value of each item of the Target Intellectual Property (other than Patents and other Target Intellectual Property that are filed with any Government Authority as contemplated at Section 5.2(14)(f) and are at a stage of such filing where they have been made publicly available) that it owns or is obligated to protect, in accordance with protection procedures believed by HondaSub to be adequate for protection customarily used in the industry to protect rights of like importance.  All current and former HondaSub employees, agents and independent contractors who have materially contributed to or participated in the conception and development of Target Intellectual Property (“HondaSub IP Participant”) have executed and delivered to HondaSub a proprietary information agreement, pursuant to which, inter alia, such HondaSub IP Participant has assigned all of his rights in such Intellectual Property to HondaSub and has agreed not to disclose such Intellectual Property for any purpose unrelated to his work for HondaSub.  No former or current HondaSub IP Participant (i) has filed or threatened any written claim against HondaSub related to Target Intellectual Property; or (ii) to Honda’s knowledge has any Patents issued or pending for any invention used or needed by HondaSub which have not been assigned to HondaSub.

(l)                                     No employee of HondaSub is in default under, and the Transactions will not result in a default of, any term of any employment contract, noncompetition arrangement or other agreement relating to the HondaSub Intellectual Property or the HondaSub IP Contracts.  No employee, agent or independent contractor of HondaSub, nor any third party (i) is entitled to compensation by HondaSub for any development or exploitation of HondaSub Intellectual Property or (ii) has been granted any right to develop or exploit any HondaSub Intellectual Property.

(15)                            No Expropriation.  None of HondaSub’s Assets have been taken or expropriated by any Governmental Authority nor has any expropriation or similar notice or proceeding in respect of any of HondaSub’s Assets been given or commenced and, to the knowledge of Honda, there is not any intent or proposal to give any such notice or commence any such proceeding.

(16)         Material Contracts and Other Contracts.  Except as set out in Schedule 5.2(16), HondaSub is not a party to or bound by any of the following (each a “Material Contract”):

(a)                                  distributor, dealer, sales, advertising, agency or manufacturer’s representative or similar Contract;

(b)                                 continuing Contract for the purchase of materials, supplies, equipment or services from a Person other than the Corporation;

(c)                                  employment or consulting Contract or any other written Contract with any officer, employee or consultant;

(d)                                 trust indenture, mortgage, hypothec, promissory note, debenture, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP;

(e)                                  equipment leases, rental agreements, conditional sales agreements or similar agreements relating to any of HondaSub’s Assets;

(f)                                    agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the liabilities, obligations, indebtedness or commitments (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person (except for checks endorsed for collection and customary indemnification provisions included in HondaSub agreements with the Corporation);

(g)                                 Contract for capital expenditures;

(h)                                 Contract for the sale of any of HondaSub’s Assets;

(i)                                     confidentiality, secrecy or non-disclosure Contract (whether the Corporation is a beneficiary or obligor thereunder) relating to any proprietary or confidential information (other than pursuant to agreements with the Corporation) or any non-competition or similar Contract; or

(j)                                     Contract to which HondaSub is a party or by which HondaSub or any of HondaSub’s Assets are bound or attached made in the Ordinary Course which involves or may reasonably involve the payment to or by HondaSub in excess of $25,000 over the term of the Contract.

A list of all Material Contracts of HondaSub is set forth in Schedule 5.2(16).  True, accurate and complete copies of all Contracts set out in Schedule 5.2(16), or where those Contracts are oral, true, accurate and complete written summaries of their terms, have been provided to the Purchaser.

(17)         No Default Under Contracts.  HondaSub has performed, in all material respects, all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to its Assets (including the Contracts referred to in any Schedule to this Agreement), to which it is a party or by which it is bound or affected, except such non-performance or default as could not reasonably be expected to cause a Material Adverse Effect.  To the knowledge of Honda, all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any such Contract, except such as would not reasonably be expected to cause a Material Adverse Effect.

(18)         Permits.  HondaSub is in compliance with all Applicable Law, except for such non-compliance as would not reasonably be expected to cause a Material Adverse Effect.  There are no material Permits issued to or held by or for the benefit of HondaSub, and there are no other Permits necessary to own, lease or operate any of HondaSub’s Assets.  To the knowledge of Honda, each such material Permit is valid, subsisting and in good standing.

(19)         Regulatory and Third Party Approvals.  There is no requirement for Honda or HondaSub to make any filing with or give any notice to a Governmental Authority or other Person, or obtain any Permit or consent from any Person as a condition to the lawful completion of the Transactions.

(20)         Financial Statements.  The Financial Statements of HondaSub present fairly, in all material respects, the financial condition of HondaSub as at the respective dates indicated and the results of operations of HondaSub for the periods indicated.  The audited Financial Statements of HondaSub to be delivered on the Closing Date will be prepared in accordance with GAAP consistently applied throughout the periods indicated, subject to routine year-end adjustments.

(21)         Books and Records.  All material financial transactions of HondaSub have been accurately recorded in its Books and Records.

(22)         Corporate Records.  The minute books of HondaSub contain true, accurate and complete records of all of its Constating Documents and, of every meeting, resolution and corporate action taken by the shareholders, the board of directors and every committee of the board.  No meeting of shareholders, the board of directors or any committee of the board, has been held for which minutes have not been prepared and are not contained in those minute books.  The share certificate book, register of shareholders, register of directors and officers, securities register and register of transfers of HondaSub, as provided to the Purchaser and/or the Purchaser’s counsel, are true, accurate and complete in all material respects.

(23)         Undisclosed Liabilities.  HondaSub has no liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, and is not a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to the liabilities, obligations, indebtedness or commitments (whether accrued, absolute, contingent or otherwise) of any Person, that are not disclosed in its Financial Statements or disclosed in the Schedules to this Agreement, other than (a) liabilities, obligations, indebtedness and commitments in respect of trade or business obligations incurred after the Financial Statements Date in the Ordinary Course that have no Material Adverse Effect on the Business or the Corporation, and (b) liabilities or obligations that are not required by GAAP to be reflected on the balance sheet forming part of HondaSub’s Financial Statements and that are not material either individually or in the aggregate.

(24)         Taxes.

(a)           Except as provided for in Section 6.3, HondaSub has filed all Tax Returns required to be filed by it in all applicable jurisdictions on or before the Closing Date and has paid or fully accrued all amounts, if any, shown as due thereon.  The Tax indicated as payable, or as refundable (to the extent actually refunded), as the case may be, on such Tax Returns (adjusted to account for any losses that could be, or could have been, absent designation or election by HondaSub not approved by Honda, deducted in any such previous taxation periods) is correct and complete in all material respects;

(b)           Canadian federal and provincial income Tax assessments have been issued to HondaSub covering all periods up to and including its fiscal year ended March 31, 2006.  No Governmental Authority has challenged or disputed in writing a filing position taken by HondaSub in any Tax Return;

(c)           To Honda’s knowledge, there are no audits of HondaSub by a Governmental Authority currently in progress in respect of any Taxes and there are no material reassessments which have been issued by any Governmental Authority to HondaSub relating to any Taxes that have yet to be paid or in respect of which HondaSub has yet to file an objection or an appeal.  HondaSub has not received any written notice from any Governmental Authority that a reassessment for Taxes, which has yet to be issued, will be issued as a result of an audit;

(d)           There are no operative agreements, waivers or other arrangements with any Governmental Authority providing for an extension of time with respect to the issuance of any assessment or reassessment, the filing of any Tax Return or the payment of any Taxes by HondaSub;

(e)           HondaSub has withheld and remitted proper non-resident withholding tax and payroll remittances as required by the Tax Act;

(f)            HondaSub has maintained and continues to maintain at its place of business all books and records required to be maintained under the Tax Act, the Excise Tax Act (Canada), and any comparable law of any province or territory in Canada, including laws relating to sales and use taxes; and

(g)           HondaSub is not party to or bound by any Tax sharing agreement, Tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority).  Without limiting the generality of the foregoing, HondaSub has not entered into an agreement contemplated in Section 80.04, Section 191.3 or subsection 18(2.3), 127(13) to (17), 127(20) or 125(3) of the Tax Act or any comparable law of any province or territory of Canada.

(25)         Product Warranties.  HondaSub has received no written notice nor, to its knowledge, oral notice, from any customer alleging any breach of warranty in respect of any product, component or other item sold prior to the Closing by, or service rendered prior to the Closing by or on behalf of, HondaSub.

(26)         Litigation.  There are no material Claims (whether or not purportedly on behalf of HondaSub) pending or, to the knowledge of Honda, threatened against or affecting, HondaSub or its Assets.

(27)         Accounts and Attorneys.  Schedule 5.2(27) is a true, accurate and complete list of the accounts of HondaSub and of Persons holding general or special powers of attorney from HondaSub and sets out:

(a)

the name of each bank, trust company or similar institution in which HondaSub has accounts, the number or designation of each such account and the names of all Persons authorized to draw thereon or to have access thereto; and

(b)	the name of each Person holding a general or special power of attorney from HondaSub and a summary of the terms thereof.

True, accurate and complete copies of all general or special powers of attorney set out in Schedule 5.2(27) have been provided to the Purchaser.

(28)         Environmental.  To the knowledge of Honda:

(a)	HondaSub has been and is in compliance with all Environmental Laws;

(b)

HondaSub has not used or permitted to be used, except in compliance with all Environmental Laws, any of its Assets or facilities or any property or facility that it has at any time owned, occupied, managed, or controlled or in which it has at any time had a legal or beneficial interest to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance; and

(c)

HondaSub has never received any notice of, nor been prosecuted for an offence alleging non-compliance with any Environmental Laws.  There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of HondaSub’s Assets, nor has HondaSub received notice of any of such orders or directions.

(29)         Employee Plans.  There are no Employee Plans that are maintained, contributed to, or required to be maintained or contributed to, by HondaSub, or to which HondaSub is a party, or bound by, or under which HondaSub has any liability or contingent liability for the benefit of directors, officers, shareholders, consultants, independent contractors and employees or former employees of HondaSub and their dependents.

(30)         Labor Matters.

(a)           HondaSub has not entered into or is a party to, either directly or by operation of law, any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or employee association or organization that may qualify as a trade union or employee association, contingent or otherwise, which would cover any employees or dependent contractors of HondaSub; and

(b)           HondaSub has no employees.

(31)         No Competing Products.  To Honda’s knowledge, neither Honda, nor any Affiliate of Honda, has designed, developed or manufactured a product, nor is it in the process of doing any of the foregoing or causing others to do so on its behalf, that if offered for sale to an end user would be competitive with any of the natural gas refueling systems for automobiles, fork lift trucks or ice resurfacers in residential or commercial use currently being manufactured by the Corporation. For greater certainty, in this Section 5.2(31):  (a) hydrogen or gasoline refueling systems shall not be considered competitive with any systems manufactured by the Corporation; and (b) motor vehicle dealers or distributors of Honda, or any of its Affiliates, shall be excluded from Honda’s Affiliates, provided that any competing product was acquired from a source other than Honda.

(32)         Brokers.  Neither HondaSub nor any director, officer or employee of HondaSub has employed any broker or finder, or incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the Transactions or any other transaction document, that would cause the Purchaser, HondaSub or the Corporation to become liable therefor.

5.3          Representations and Warranties of the Corporation.  The Corporation represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on these representations and warranties in connection with its completion of the Transactions:

(1)           Organization and Status.  The Corporation is duly incorporated, and is validly subsisting and in good standing under the laws of Canada, other than with respect to its obligations under the Canada Business Corporations Act in respect of a board of directors.

(2)           Corporate Power.  The Corporation has all necessary corporate power and authority to own or lease its Assets and to carry on the Business as now being conducted by it.

(3)           Authorization.  All necessary corporate action has been taken by the Corporation or on its part to authorize its execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(4)           Enforceability.  This Agreement has been duly executed and delivered by the Corporation and is a legal, valid and binding obligation of it enforceable against it in accordance with its terms.  Each of the contracts, agreements and instruments required by this Agreement to be delivered by the Corporation will at the Closing Time have been duly executed and delivered by it and will be enforceable against it in accordance with its terms.

(5)           Authorized and Issued Capital.  Schedule 5.3(5) sets out the authorized and issued shares of the Corporation, the names of the Persons who are shown on the securities register of the Corporation as the holder of any of the shares, and the number and class of shares held or owned, as the case may be, by each Person.  All of the shares indicated in Schedule 5.3(5) as being issued and outstanding have been validly issued and are outstanding as fully paid and non-assessable shares, and were not issued in violation of the pre-emptive rights of any Person or any Contract or Applicable Law by which the Corporation was bound at the time of the issuance.  There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any securities of the Corporation or any securities convertible into, or other rights to acquire, any securities of the Corporation, (ii) obligates the Corporation to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such interests, securities or rights.  The Corporation has not created any “phantom interests,” appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any class or series of securities of the Corporation.  The Corporation does not have outstanding securities debt or debt instruments providing for voting rights with respect to the Corporation to the holders thereof.  Other than as set out on Schedule 5.3(5), to the knowledge of the Corporation, there are no shareholders agreements, voting trusts, pooling agreements or other Contracts, arrangements or understandings in respect of the voting of any of the shares of the Corporation.  True, accurate and complete copies of the Constating Documents (including all Contracts, arrangements and understandings set out in Schedule 5.3(5)) and other organizational documents of the Corporation, or where those Contracts, arrangements or understandings are oral, true, accurate and complete written summaries of their terms, have been provided to the Purchaser.

(6)           Options.  No Person has any Contract or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a Contract, including convertible securities, warrants, options or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any issued or un-issued shares or other securities of the Corporation.

(7)           Absence of Conflict.  The execution, delivery and performance of this Agreement by the Vendors and the completion of the Transactions will not (whether after the passage of time or notice or both), result in:

(a)           the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of the Corporation’s obligations under:

(i)            to the knowledge of the Corporation, any Contract to which the Corporation is a party or by which the Business or any of its Assets is bound or affected;

(ii)           any provision of the Constating Documents or resolutions of the board of directors (or any committee thereof) or shareholders of the Corporation;

(iii)          to the knowledge of the Corporation, any judgment, decree, order or award of any Governmental Authority having jurisdiction over the Corporation;

(iv)          to the knowledge of the Corporation, any Approval issued to or held by, the Corporation or held for the benefit of or necessary to the operation of, the Corporation or the Business; or

(v)           any Applicable Law, as it relates to the Corporation; or

(b)           the creation or imposition of any Encumbrance over any of its Assets.

(8)           Conduct of Business.  The Corporation has complied with, and has conducted and is conducting the Business in compliance with, all Applicable Laws, except such non-compliance as would not reasonably be expected to cause a Material Adverse Effect.  The Business is the only business carried on by the Corporation and, to the knowledge of the Corporation, other than with respect to the Corporation’s cash and cash equivalents, its Assets are sufficient to permit the continued operation of the Business in substantially the same manner as conducted in the one year preceding the date of this Agreement.

(9)           No Subsidiaries.  The Corporation does not own and does not have any Contracts of any nature to acquire, directly or indirectly, any Equity Interests in any Person, and the Corporation does not have any Contracts to acquire by any manner whatsoever or lease any other business operations.

(10)         Bankruptcy.  The Corporation has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it.  The Corporation has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.  No receiver or interim receiver has been appointed in respect of the Corporation or any of its Assets and no execution or distress has been levied on any of its Assets, nor have proceedings been commenced in connection with any of the foregoing.

(11)         Leased Property.  Schedule 5.3(11) is a true, accurate and complete list of all real property leased by the Corporation (the “Leased Property”), and all leases and agreements in the nature of a lease (including all renewals, assignments and subleases and agreements to lease in respect of any real property to which the Corporation is a party (the “Leases”)), whether as lessor or lessee.  Schedule 5.3(11) sets out, in respect of each Lease, the parties thereto, its dates of execution and expiry, any options to renew, the locations of the leased lands and premises and the rent payable, and identifies those Leases that require the consent of the lessor on a change of control of the Corporation.

The Corporation is not the beneficial or registered owner of or the lessor or lessee of, and has not agreed to acquire or lease any real property or appurtenances or any interest in, any real property or appurtenances other than the Leased Property.   The Corporation is not a party to, and has not agreed to enter into, any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee, other than the Leases.  The Leased Property and its condition are suitable for their current use by the Corporation.  All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Property are in good condition, ordinary wear and tear excepted and are suitable for their current use.  With respect to the Leased Property, all options to renew, rights of first offer and rights of first refusal exercisable prior to the date of this Agreement have been properly exercised.  With respect to each Lease (i)  all rents and additional rents have been paid, (ii) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, and (iii) and to the knowledge of the Corporation, all of the covenants to be performed by any other party under the Lease have been fully performed.  The Corporation has adequate rights of ingress and egress into each of the Leased Properties for the operation of the Business in the Ordinary Course.

(12)         Title to Other Property.  The Corporation has good and marketable title to all its Assets (other than the Leased Property), free and clear of any and all Encumbrances other than Permitted Encumbrances. To the knowledge of the Corporation, all of the Corporation’s Assets (other than the Leased Property) are free of defects (patent or latent), in good operating condition and in a state of good repair and maintenance, except such as would not reasonably be expected to materially interfere with the continued operation of the Business in substantially the same manner as conducted in the one year preceding the date of this Agreement.

(13)         Personal Property.  Schedule 5.3(13) is a true, accurate and complete list of each item of machinery, equipment, furniture, motor vehicles and other personal property owned or leased by the Corporation (including those in possession of third parties) which had a book value in the accounting records of the Corporation, as of April 30, 2008, of more than $25,000 or is otherwise material to the Business (the “Personal Property”).

(14)         Personal Property Leases.  Schedule 5.3(14) is a true, accurate and complete list of all material equipment leases, rental agreements, conditional sales agreements and similar agreements relating to any of the Corporation’s Assets (the “Personal Property Leases”).

(15)         Accounts Receivable.  All Accounts Receivable of the Corporation are bona fide and good and have been incurred in the Ordinary Course.  Subject to an allowance for doubtful accounts that has been reflected on the books of the Corporation, all Accounts Receivable of the Corporation are as of the date of this Agreement collectible in the Ordinary Course.

(16)         Inventories.  All inventories, net of reserves, reflected on the Corporation’s Balance Sheet or arising since the date of the Balance Sheet, are currently marketable and are good and usable in connection with the business of the Corporation as presently conducted.  The value of all inventory used or held for use by the Corporation that is obsolete or of below-standard quality has been written down to net realizable value or adequate reserves have been provided therefor. The amount and mix of items in the inventories of supplies, in process and finished products are consistent with the business practice of the Corporation.

(17)         Corporation Intellectual Property.

(a)           The Corporation owns no Intellectual Property included in the Target Intellectual Property.  All Target Intellectual Property (other than commercial off-the-shelf application software) is either owned by or licensed to HondaSub, which is then licensed or sub-licensed by HondaSub to the Corporation.

(b)           Schedule 5.3(17) is a true, accurate and complete list of (i) all Contracts pursuant to which the Corporation has the right to use any Target Intellectual Property not owned by the Corporation (other than commercial off-the-shelf application software), and (ii) all Contracts pursuant to which third parties are granted the right to use any Target Intellectual Property owned by the Corporation (collectively, the Contracts identified under (i) and (ii) comprising “Corporation IP Contracts”).  Unless otherwise noted, all Corporation IP Contracts are in full force and effect.  The Corporation is in compliance with, and has not breached any term of, any Corporation IP Contract, and, to the knowledge of the Corporation, all other parties to the Corporation IP Contracts are in compliance in all respects with, and have not breached any term of, the Corporation IP Contracts.

(c)           Except as set out in Schedule 5.3(17), the Corporation has not granted any Person any interest in or right to use all or any portion of the Target Intellectual Property that is owned by or licensed exclusively to the Corporation, other than pursuant to agreements with the Corporation’s customers entered into in the Ordinary Course.

(d)           The Corporation has not interfered with, infringed upon or misappropriated any Intellectual Property rights of any other Person, and has not received, within six years prior to the date hereof, any written claim, notice or threat that any conduct of the Business, including its use of any Target Intellectual Property, infringes on or breaches any Intellectual Property rights of any other Person.

(e)           The Corporation has used commercially reasonable efforts to protect the Target Intellectual Property against infringement and misappropriation by third parties and to preserve the Corporation’s rights therein.  To the Corporation’s knowledge, no Person has interfered with, infringed upon or misappropriated any of the rights of the Corporation in the Target Intellectual Property, and the Corporation knows of no threat by any Person to do so.

(f)            The Corporation has in its possession or control, and has made available to the Purchaser, correct, accurate, complete, fully-executed copies of all Corporation IP Contracts (as amended to date) set out in Schedule 5.3(17).  The Corporation has made available to Purchaser correct, accurate and complete copies of all material documents that it has in its possession or control relating to each item of the Target Intellectual Property, including all material documents submitted to or received from any Governmental Authority worldwide.

(g)           The Corporation has taken reasonable measures to maintain the validity and effectiveness of all Target Intellectual Property.

(h)           The Corporation has received, within six years prior to the date hereof, no written demand, claim, notice or inquiry from any third party in respect of the Target Intellectual Property that challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity or the rights of the Corporation in or to the Target Intellectual Property, and the Corporation knows of no basis for any such challenge.

(i)            Except as set out in Schedule 5.3(17):  (i) the Corporation owns all right, title and interest in, or has a valid and binding license to make, have made, use, sell, distribute, prepare derivative works of, and otherwise exploit any products and/or processes covered by the Target Intellectual Property and the Corporation IP Contracts to the extent required for the present conduct of the Business and the proposed conduct of the Business as contemplated as of the Closing Date; (ii) the Target Intellectual Property comprises all of the Intellectual Property necessary for the conduct of the Business as it is currently conducted; (iii) the rights of the Corporation to the Target Intellectual Property are free and clear of all Encumbrances except Encumbrances in favor of HondaSub; (iv) there are no restrictions on the change of control of the Corporation contained in any license held by the Corporation related to the Target Intellectual Property; and (v) the Corporation has not, within six years prior to the date hereof, received written notice that it is in default (or without the giving of notice or lapse of time or both, would be in default) under any license with respect to any Target Intellectual Property; and (vi) no licensing fees, royalties, or payments are due or payable by the Corporation in connection with the Target Intellectual Property other than to HondaSub.

(j)            No approval or consent of any Person is necessary for the interest of the Corporation in the Target Intellectual Property to continue to be in full force and effect following the Transactions, and the Corporation is not subject to any restriction that would be violated or breached by the consummation of the Transactions or that may affect the validity, use or enforceability of the Target Intellectual Property.

(k)           The Corporation has taken reasonable measures to protect the confidentiality and value of each item of the Target Intellectual Property (other than Patents and other Target Intellectual Property that is filed with any Government Authority as contemplated at Section 5.2(14)(f) and are at a stage of such filing where they have been made publicly available) that it owns or is obligated to protect, in accordance with protection procedures believed by the Corporation to be adequate for protection customarily used in the industry to protect rights of like importance.

All current and former Corporation employees, agents and independent contractors who have materially contributed to or participated in the conception and development of Target Intellectual Property (“Corporation IP Participant”) have executed and delivered to the Corporation a proprietary information agreement, pursuant to which, inter alia, such Corporation IP Participant has assigned all of his rights in such Intellectual Property to the Corporation and has agreed not to disclose such Intellectual Property for any purpose unrelated to his work for the Corporation.  No former or current Corporation IP Participant (i) has, within six years prior to the date hereof, filed or threatened any written claim against the Corporation related to Target Intellectual Property; or (ii) to the Corporation’s knowledge has any Patents issued or pending for any invention used or needed by the Corporation which have not been assigned to the Corporation.

(l)            No employee of the Corporation is in default under, and the Transactions will not result in a default of, any term of any employment contract, noncompetition arrangement or other agreement relating to Target Intellectual Property.  No employee, agent or independent contractor of the Corporation, nor any third party (i) is entitled to compensation by the Corporation for any development or exploitation of Target Intellectual Property or (ii) has been granted any right to develop or exploit any Target Intellectual Property.

(18)         Insurance.  Schedule 5.3(18) sets out true, accurate and complete particulars of all insurance policies maintained by the Corporation (the “Insurance Policies”), specifying in each case, the name of the insurer, the risks insured against, the amount of the coverage, the policy number and any pending Claims thereunder.

(19)         No Expropriation.  None of the Corporation’s Assets have been taken or expropriated by any Governmental Authority nor has any expropriation or similar notice or proceeding in respect of any of the Corporation’s Assets thereof been given or commenced, and, to the knowledge of the Corporation, there is not any intent or proposal to give any such notice or commence any such proceeding.

(20)         Material Contracts and Other Contracts.  Except as set out in Schedule 5.3(20), the Corporation is not a party to or bound by any of the following (each a “Material Contract”):

(a)           distributor, dealer, sales, advertising, agency or manufacturer’s representative or similar Contract;

(b)           continuing Contract for the purchase of materials, supplies, equipment or services which involves payment under that Contract in an amount in excess of $25,000 in any period of 12 months after the date of this Agreement, except for purchases of Inventories in the Ordinary Course;

(c)           employment or consulting Contract or any other written Contract, including any change of control or retention Contract, with any officer, employee or consultant other than oral Contracts of indefinite hire terminable by the employer without cause on reasonable notice;

(d)           trust indenture, mortgage, hypothec, promissory note, debenture, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP;

(e)           agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the liabilities, obligations, indebtedness or commitments (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person (except for checks endorsed for collection and customary indemnification provisions included in the Corporation’s agreements with customers entered into in the Ordinary Course);

(f)            Contract for capital expenditures in excess of $30,000;

(g)           Contract for the sale of any of the Corporation’s Assets or any part of the Business, other than sales of Inventories to customers in the Ordinary Course;

(h)           confidentiality, secrecy or non-disclosure Contract (whether the Corporation is a beneficiary or obligor thereunder) relating to any proprietary or confidential information (other than pursuant to agreements with the Corporation’s customers and licensors of Target Intellectual Property entered into in the Ordinary Course) or any non-competition or similar Contract; or

(i)            Contract to which the Corporation is a party or by which the Corporation or any of its Assets are bound or attached made in the Ordinary Course which involves or may reasonably involve the payment to or by the Corporation in excess of $50,000 over the term of the Contract.

A list of all Material Contracts of the Corporation is set forth in Schedule 5.3(20).  True, accurate and complete copies of all Contracts set out in Schedule 5.3(20), or where those Contracts are oral, true, accurate and complete written summaries of their terms, have been provided to the Purchaser and Honda.

(21)         No Default Under Contracts.  To the knowledge of the Corporation, the Corporation has performed, in all material respects, all of the obligations required to be performed by it and is entitled to all benefits under, and is not in material default or alleged to be in material default in respect of, any Contract relating to the Business or the Corporation’s Assets (including the Contracts referred to in any Schedule to this Agreement), to which it is a party or by which it is bound or affected.  To the knowledge of the Corporation, all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a material default under any such Contract.

(22)         Permits.  To the knowledge of the Corporation, the Corporation is in all material respects in compliance with all Applicable Law in respect of the Business or the Corporation.  Schedule 5.3(22) sets out a true, accurate and complete list of all material Permits issued to or held by or for the benefit of the Corporation, and there are no other Permits necessary to conduct the Business or to own, lease or operate any of the Corporation’s Assets.  To the knowledge of the Corporation, each such Permit is valid, subsisting and in good standing.  To the knowledge of the Corporation, the Corporation is not in default or in breach of the terms of any Permit and no Claim is pending or, to the knowledge of the Corporation, threatened to revoke or limit any Permit.

(23)         Regulatory and Third Party Approvals.  There is no requirement for the Corporation to make any filing with or give any notice to a Governmental Authority or other Person, or obtain any Permit or consent from any Person as a condition to the lawful completion of the Transactions or to permit the Corporation to conduct the Business after Closing as the Business is currently conducted by the Corporation, except for the filings, notifications, Permits and consents described in Schedule 5.3(23).

(24)         Financial Statements.  The Financial Statements of the Corporation present fairly, in all material respects, the financial condition of the Corporation as at the respective dates indicated and the results of operations of the Corporation for the periods indicated. The audited Financial Statements of the Corporation to be delivered on the Closing Date will be prepared in accordance with GAAP consistently applied throughout the periods indicated, subject to routine year-end adjustments.

(25)         Books and Records.  All material financial transactions of the Corporation have been accurately recorded in the Books and Records.

(26)         Corporate Records.  To the knowledge of the Corporation, the minute books of the Corporation contain true, accurate and complete records of all of its Constating Documents and of every meeting, resolution and corporate action taken by the shareholders, the board of directors and every committee of the board.  To the knowledge of the Corporation, no meeting of shareholders or the board of directors or any committee of the board, has been held for which minutes have not been prepared and are not contained in those minute books.  The share certificate book, register of shareholders, register of directors and officers, securities register and register of transfers of the Corporation, as provided to the Purchaser and/or the Purchaser’s counsel, are true, accurate and complete in all material respects.

(27)         Undisclosed Liabilities.  The Corporation has no liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, and is not a party to or bound by any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to the liabilities, obligations, indebtedness or commitments (whether accrued, absolute, contingent or otherwise) of any Person, that are not disclosed in the Financial Statements or disclosed in the Schedules to this Agreement, other than (a) liabilities, obligations, indebtedness and commitments in respect of trade or business obligations incurred after the Financial Statements Date in the Ordinary Course that have no Material Adverse Effect on the Business or the Corporation, and (b) liabilities or obligations that are not required by GAAP to be reflected on the balance sheet forming part of the Corporation’s Financial Statement and that are not material either individually or in the aggregate.

(28)         Absence of Changes.  Since the date of the Interim Financial Statements, except as set out in Schedule 5.3(28), the Corporation has carried on the Business and conducted its operations and affairs only in the Ordinary Course and the Corporation has not:

(a)           made or suffered any Material Adverse Change;

(b)           suffered any material damage, destruction or loss (whether or not covered by insurance) affecting the Corporation’s Assets;

(c)           incurred any liability, obligation, indebtedness or commitment (whether accrued, absolute, contingent or otherwise, and whether due or to become due), other than unsecured current liabilities, obligations, indebtedness and commitments incurred in the Ordinary Course;

(d)           paid, discharged or satisfied any Encumbrance, liability, obligation, indebtedness or commitment of the Corporation (whether accrued, absolute, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and Tax liabilities incurred in the Ordinary Course;

(e)           declared, set aside or paid any dividend or made any other distribution with respect to any shares in the capital of the Corporation or redeemed, repurchased or otherwise acquired, directly or indirectly any such shares;

(f)            issued or sold or entered into any Contract for the issuance or sale of any shares in the capital of or securities convertible into or exercisable for shares in the capital of the Corporation;

(g)           suffered any labor trouble or disruption, including any strike or lock out, adversely affecting the Corporation;

(h)           made or granted any license, sale, assignment, transfer, disposition, pledge, mortgage, hypothec or security interest or other Encumbrance on or over any of the Corporation’s Assets, other than sales of Inventories to customers in the Ordinary Course;

(i)            made any capital expenditures or commitments of the Corporation in excess of $25,000 in the aggregate;

(j)            terminated, cancelled or modified in any material respect or received any written notice of a request for termination, cancellation or modification in any material respect of any Material Contract; or

(k)           authorized or agreed to or otherwise committed to do any of the foregoing.

(29)         Taxes.

(a)           Except as provided for in Section 6.3, the Corporation has filed all Tax Returns in respect of the past four taxation years required to be filed by it in all applicable jurisdictions on or before the Closing Date, and has paid or fully accrued all amounts, if any, shown as due thereon.  To the knowledge of the Corporation, the Tax indicated as payable (expressly including any refundable investment tax credit recorded as receivable, to the extent actually received) on such Tax Returns (adjusted to account for any losses that could be, or could have been, absent designation or election by the Corporation not approved by Honda, deducted in any such previous taxation periods) is correct and complete in all material respects;

(b)           The Corporation was a “Canadian-controlled private corporation” as defined in the Tax Act throughout the most recent four taxation years in respect of which it received any “refundable investment tax credit” as defined in Section 127.1(2) of the Tax Act;

(c)           Canadian federal and provincial income Tax assessments have been issued to the Corporation covering all periods up to and including its fiscal year ended December 31, 2006. To the Corporation’s knowledge, no Governmental Authority has challenged or disputed in writing a filing position taken by the Corporation in any Tax Return;

(d)           To the Corporation’s knowledge, there are no audits of the Corporation by a Governmental Authority currently in progress in respect of any Taxes, and there are no material reassessments which have been issued by any Governmental Authority to the Corporation relating to any Taxes that have yet to be paid or in respect of which the Corporation has yet to file an objection or an appeal. The Corporation has not received any written notice from any Governmental Authority that a reassessment for Taxes, which has yet to be issued, will be issued as a result of an audit;

(e)           There are no operative agreements, waivers or other arrangements with any Governmental Authority providing for an extension of time with respect to the issuance of any assessment or reassessment, the filing of any Tax Return or the payment of any Taxes by the Corporation;

(f)            To the Corporation’s knowledge, the Corporation has withheld and remitted proper non-resident withholding tax and payroll remittances as required by the Tax Act;

(g)           The Corporation has maintained and continues to maintain at its place of business in Canada all books and records required to be maintained under the Tax Act, the Excise Tax Act (Canada), and any comparable law of any province or territory in Canada, including laws relating to sales and use taxes; and

(h)           The Corporation is not party to or bound by any Tax sharing agreement, Tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority). Without limiting the generality of the foregoing, the Corporation has not entered into an agreement contemplated in Section 80.04, Section 191.3 or subsection 18(2.3), 127(13) to (17), 127(20) or 125(3) of the Tax Act or any comparable law of any province or territory of Canada.

(30)         Product Warranties.

(a)           Schedule 5.3(30) is a true, accurate and complete list of the standard terms and conditions of sale or lease for each of the products or services of the Corporation, including applicable guarantee, warranty and indemnity provisions.

(b)           Except as set out in Schedule 5.3(30), to the knowledge of the Corporation, the Corporation has, within 36 months from the date hereof, received no written notice from any customer alleging any breach of warranty in respect of any product, component or other item sold prior to the Closing by, or service rendered prior to the Closing by or on behalf of, the Corporation.

(31)         Litigation.  Except as described in Schedule 5.3(31), there are no material Claims (whether or not purportedly on behalf of the Corporation) pending or, to the knowledge of the Corporation, threatened against or affecting, the Corporation or the Corporation’s Assets.

(32)         Accounts and Attorneys.  Schedule 5.3(32) is a true, accurate and complete list of the accounts of the Corporation and of Persons holding general or special powers of attorney from the Corporation and sets out:

(a)           the name of each bank, trust company or similar institution in which the Corporation has accounts, the number or designation of each such account and the names of all Persons authorized to draw thereon or to have access thereto; and

(b)           the name of each Person holding a general or special power of attorney from the Corporation and a summary of the terms thereof.

True, accurate and complete copies of all general or special powers of attorney set out in Schedule 5.3(32) have been provided to the Purchaser.

(33)         Environmental.  To the knowledge of the Corporation:

(a)           except as described in Schedule 5.3(33), the Corporation has been and is in all material respects in compliance with all Applicable Law, including orders, directives and decisions rendered by any Governmental Authority (the “Environmental Laws”) relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any deleterious substances or good, hazardous, corrosive or toxic substances or materials, special wastes, wastes or any other substances, the storage, disposal, discharge, treatment, remediation or release into the environment of which is prohibited, controlled or regulated (“Hazardous Substances”).

(b)                                except as described in Schedule 5.3(33), the Corporation has not used or permitted to be used, except in compliance with all Environmental Laws, any of its Assets (including the Leased Property) or facilities or any property or facility that it has at any time owned, occupied, managed, or controlled or in which it has at any time had a legal or beneficial interest to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance.

(c)                                 the Corporation has never received any notice of, nor been prosecuted for, an offence alleging non-compliance with any Environmental Laws.  There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Business or any of the Corporation’s Assets, nor has the Corporation received notice of any of such orders or directions.

(d)                                except as described in Schedule 5.3(33), to the knowledge of the Corporation, there are no contaminants located on, at or under the Leased Property.

(e)                                 except as described in Schedule 5.3(33), the Leased Property (i) has never been used by any Person as a waste disposal site or as a licensed landfill, or (ii) has never had asbestos, asbestos-containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under it.

(f)                                   except as described in Schedule 5.3(33), to the knowledge of the Corporation, no properties adjacent to the Leased Property are contaminated where such contamination could, if it migrated to a Leased Property, have a Material Adverse Effect on the Leased Property.

(g)                                except as described in Schedule 5.3(33), the Corporation has not transported, removed or disposed of any waste to a location outside of Canada.

(h)                                except as described in Schedule 5.3(33), the Corporation has not been required by any Governmental Authority to (i) alter the Leased Property in a material way in order to be in compliance with Environmental Laws, or (ii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property.

(i)                                    the Corporation’s Assets are capable of, and are not restricted by any Permit or Contract from, being operated at maximum daily and annual production capacity while remaining in compliance with Environmental Laws.

(j)                                    Schedule 5.3(33) lists all reports and documents relating to the environmental matters affecting the Corporation or the Leased Property which are in the possession or under the control of the Corporation. Copies of all such reports and documents have been provided to the Purchaser. To the knowledge of the Corporation, there are no other reports or documents relating to environmental matters affecting the Corporation or the Leased Property which have not been made available to the Purchaser whether by reason of confidentiality restrictions or otherwise.

(34)                           Employee Plans.

(a)                                 Schedule 5.3(34) identifies each non-salary plan, program or arrangement including deferred compensation, bonus compensation, change of control, retention incentive or other compensation, share option or purchase, severance, termination pay, hospitalization or other medical benefit, life or other insurance, vision, dental, drug, sick leave, disability, salary continuation, vacation, supplemental unemployment benefits, profit sharing, mortgage assistance, pension or supplemental pension, retirement compensation, group registered retirement savings, deferred profit sharing, employee profit sharing, savings, retirement or supplemental retirement, and any other similar plan, program or arrangement, whether funded or unfunded, formal or informal, that is maintained, contributed to, or required to be maintained or contributed to, by the Corporation, or to which the Corporation is a party, or bound by, or under which the Corporation has any liability or contingent liability for the benefit of directors, officers, shareholders, consultants, independent contractors and employees or former employees of the Corporation and their dependents (the “Employee Plans”).

(b)                                All Employee Plans have been established, registered, administered and invested in accordance with Applicable Law.  No fact or circumstance exists which could adversely affect the registered status of any such Employee Plan.

(c)                                 The Corporation has made all contributions and paid all premiums in respect of each of the Employee Plans in a timely fashion in accordance with the terms of the respective Employee Plans and Applicable Law.

(d)                                Except as described in Schedule 5.3(34), the Corporation does not and has never sponsored or participated in a pension plan.

(e)                                 Other than routine claims for benefits, no Employee Plan is subject to any pending action, investigation, examination, claim (including Taxes) or any other proceeding initiated by any Person, and there exists no state of facts which could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding.

(f)                                   None of the Employee Plans provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependants of retired employees.

(35)         Labor Matters.  Except as set forth in Schedule 5.3(35):

(a)                                 The Corporation has not entered into or is a party to, either directly or by operation of law, any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or employee association or organization that may qualify as a trade union or employee association, contingent or otherwise, which would cover any employees or dependent contractors of the Corporation.

(b)                                The employees of the Corporation are not subject to any collective agreements or letters of understanding, letters of intent or other written communication with any trade union or employee association or organization that may qualify as a trade union or employee association, contingent or otherwise, and are not, in their capacities as employees, represented by any trade union or employee association or organization that may qualify as a trade union or employee association.

(c)                                 To the knowledge of the Corporation, (i) there are no threatened or pending union organizing activities involving the employees and no collective agreement is currently being negotiated by the Corporation or any other Person in respect of the employees of the Corporation and (ii) there is no labor strike, dispute, work slowdown or stoppage pending or involving the employees or threatened and no such event has occurred within the last five years.

(d)                                To the knowledge of the Corporation, no trade union has applied to have the Corporation declared a related employer pursuant to the Labour Relations Act (Ontario).

(e)                                 All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, and benefits under the Employee Plans have either been paid or are accurately reflected in the Books and Records or, in the case of vacation with pay, are or will be included in the calculation of Base Working Capital and/or Closing Working Capital.

(f)                                   The Purchaser has been provided with a correct and complete list of each employee, director, independent contractor, consultant and agent of the Corporation, whether actively at work or not, their salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions, ages, status as full-time or part-time employees, location of employment and length of service.  In addition, with respect to the employees, such list contains for each employee their annual vacation entitlement in days, vacation days taken and vacation days remaining; and lists any employee currently on leave and in receipt of disability benefits, applicable workplace safety and insurance legislation benefits and those employees currently on pregnancy or parental leave or other leave approved by the Corporation together with the type of leave and their expected date of return to work if known.

(36)                           OHSA Matters.

(a)                                 The Corporation is in compliance with the applicable requirements of the Occupational Health and Safety Act (Ontario) and the regulations promulgated thereunder and any similar Applicable Law of any provincial, state or local jurisdiction (“OHSA”).  The Corporation has not received any citation or order from the Occupational Health and Safety Administration or any comparable administration of any province, state or local jurisdiction (an “Administration”) or any Administration inspector setting forth any respect in which the facilities or operations of the Corporation are not in compliance with OHSA, or the regulations under such Act.  Schedule 5.3(36) lists all charges and orders heretofore issued to the Corporation under OHSA and correspondence and inspection reports from and to such Administration and any Administration inspectors during the past three (3) years.  There are no orders or appeal of any orders under OHSA currently outstanding.

(b)                                There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance/workers’ compensation legislation in respect of the Corporation and the Corporation has not been reassessed in any material respect under such legislation during the past three (3) years.  To the knowledge of the Corporation, no audit is currently being performed pursuant to any applicable workplace safety and insurance/workers’ compensation legislation and there are no claims or potential claims which may have a Material Adverse Effect on the Corporation’s accident cost experience.

(37)                           Suppliers and Customers.  The Corporation is not required to provide bonding or any other security arrangements in connection with any transactions with any of its customers, suppliers and creditors.  Schedule 5.3(37) lists the top 20 customers (by dollar volume of business received from such customers) of the Corporation for the fiscal year ended December 31, 2007 and the six-month period ended June 30, 2008.  To the Corporation’s knowledge, the Corporation has not received any written or oral notice from any of the customers listed in Schedule 5.3(37) to the effect that, and the Corporation has no reason to believe that, any customer, including any distributor, will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to purchasing services from the Corporation (whether as a result of the consummation of the Transactions or otherwise).

(38)                           Brokers.  Neither the Corporation nor any director, officer or employee of the Corporation has employed any broker or finder, or incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the Transactions or any other transaction document, that would cause the Purchaser or the Corporation to become liable therefor.

5.4          Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to each Vendor as follows and acknowledges that each Vendor is relying on these representations and warranties in connection with the completion by the Vendors of the Transactions:

(1)                                 Organization and Corporate Power.  The Purchaser is a corporation duly incorporated, and is validly subsisting, under the laws of the State of Delaware.  The Purchaser has all necessary corporate power and authority to acquire the Purchased Shares, to enter into this Agreement and to perform its obligations hereunder.

(2)                                 Authorization.  All necessary corporate action has been taken by or on the part of the Purchaser to authorize its execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(3)                                 Enforceability.  This Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.  Each of the contracts, agreements and instruments required by this Agreement to be delivered by the Purchaser will at the Closing Time have been duly executed and delivered by it and will be enforceable against it in accordance with its terms.

(4)                                 Bankruptcy.  The Purchaser has not made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it.  The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.  No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets and no execution or distress has been levied on any of its undertakings, property or assets, nor have any proceedings been commenced in connection with any of the foregoing.

(5)                                 Consents and Approvals.  Except as set out in Schedule 5.4(5), there is no requirement for the Purchaser to make any filing with or give any notice to any Governmental Authority or to obtain any Permit, as a condition to the lawful completion of the Transactions.

(6)                                 Absence of Conflict.  The execution, delivery and performance by the Purchaser of this Agreement and the completion of the Transactions will not, (whether after the passage of time or notice or both), result in:

(a)                                 the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of its obligation, under:

(i)                                   any Contract to which it is a party or by which any of its undertakings, property or assets is bound or affected;

(ii)                                any provision of its Constating Documents or resolutions of its board of directors (or any committee thereof) or shareholders;

(iii)                             any Approval issued to, held by or for the benefit of, the Purchaser;

(iv)                            any Applicable Law; or

(b)                                the requirement for any Approval from any creditor of the Purchaser.

(7)                                 No Finder’s Fees.  The Purchaser has not taken, and will not take, any action that would cause any Vendor to become liable to any Claim for a brokerage commission, finder’s fee or other similar arrangement.

(8)                                 Funding. The Purchaser has and shall have, on Closing, sufficient funds to enable it to consummate the Transactions, including payment of the Initial Purchase Price and all fees and expenses of the Purchaser relating to the Transactions.

(9)                                 Investment Canada Act.  The Purchaser is a “WTO Investor” within the meaning of the Investment Canada Act.

5.5                               Survival of Representations, Warranties and Covenants of the Vendors and the Corporation.

(1)                                 The representations and warranties of the Vendors and the Corporation contained in this Agreement and in any contract, agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement (a “Transaction Document”) shall survive Closing and shall continue for the benefit of the Purchaser notwithstanding the Closing, any investigation made by or on behalf of the Purchaser or any knowledge of the Purchaser, except that:

(a)                                  the representations and warranties set out in Sections 5.1, 5.2(1), 5.2(2), 5.2(3), 5.2(4), 5.2(5), 5.2(7), 5.2(8), 5.2(12), 5.3(1), 5.3(2), 5.3(4), 5.3(5), 5.3(6) and 5.3(10) (collectively the “Specified Representations and Warranties”) shall survive and continue in full force and effect for the longest period permitted under Applicable Law;

(b)                                 the representations and warranties set out in Sections 5.2(24) and 5.3(29) shall survive Closing and continue in full force and effect until, but not beyond, ninety (90) days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Tax legislation in respect of any taxation year to which those representations and warranties extend could be issued under that Tax legislation to the Corporation or HondaSub, provided the Corporation or HondaSub, as the case may be, did not file any waiver or other document extending that period;

(c)                                  the remainder of the representations and warranties set out in Sections 5.1, 5.2 and 5.3 (and the corresponding representations and warranties set out in the Closing certificates) shall survive Closing and continue in full force and effect for a period of eighteen (18) months after the Closing Date; and

(d)                                 the representations and warranties and the applicable indemnity obligations for breach thereof that terminate pursuant to this Section 5.5, and the liability of any party to this Agreement with respect thereto pursuant to this Article 5, shall not terminate with respect to any Claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the Indemnifying Party has been given written notice from the Indemnified Party setting forth in reasonable detail the facts upon which the claim for indemnification is based prior to the expiration of the applicable survival period set forth in this Section 5.5.  The filing of a lawsuit within such survival period is not required. Subject to the foregoing, after the expiry of such survival period, none of the Vendors shall have any liability or obligations to any other Party in respect of any inaccuracy in or breach of any representation or warranty contained in this Agreement or any contract, agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement.

(2)                                 Notwithstanding Section 5.5(1), a Claim for any breach of any of the representations and warranties contained in this Agreement or in any contract, agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud, willful concealment or willful misleading may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law.

5.6                              Survival of the Representations, Warranties and Covenants of the Purchaser.

(1)                                 The representations and warranties of the Purchaser contained in this Agreement and in any contract, agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive Closing and continue in full force and effect for a period of eighteen (18) months after the Closing Date.

(2)                                 Notwithstanding Section 5.6(1), a Claim for any breach of any of the representations and warranties contained in this Agreement or in any contract, agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud, willful concealment or willful misleading may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law.

5.7                              Indemnification; Limitations on Liability.

(1)                                 Indemnification by Honda. Subject to the provisions of Section 5.5 and the other provisions of this Section 5.7, Honda shall indemnify and save harmless the Purchaser from and against any and all Loss suffered or incurred by it, as a result of:

(a)                                 any inaccuracy, misrepresentation or breach of warranty made or given by Honda in Section 5.2;

(b)                                any inaccuracy, misrepresentation or breach of warranty made or given by the Corporation in Section 5.3;

(c)                                 any failure by Honda to observe or perform any covenant or obligation contained in this Agreement to be observed or performed by it; or

(d)                                any failure of FM Trust to perform or satisfy its indemnification obligations contained in this Article 5.

(2)                                 Indemnification by FM Trust. Subject to the provisions of Section 5.5 and the other provisions of this Section 5.7, FM Trust shall indemnify and save harmless the Purchaser from and against any and all Loss suffered or incurred by it, as a result of:

(a)                                 any misrepresentation or breach of warranty made or given by the Trustee or FM Trust in Section 5.1; or

(b)	any failure by FM Trust to observe or perform any covenant or obligation contained in this Agreement to be observed or performed by it.

(3)                                Indemnification by the Purchaser.  Subject to the provisions of Section 5.6, the Purchaser shall indemnify and save harmless the Vendors from and against any and all Loss suffered or incurred by any one or more of them, as a result of:

(a)	any misrepresentation or breach of warranty made or given by the Purchaser in Section 5.4; or

(b)	any failure by the Purchaser to observe or perform any covenant or obligation contained in this Agreement to be observed or performed by it.

(4)                                Threshold and Limitations.

(a)

The Purchaser shall not be entitled to recover any Loss for or arising out of any breach of the representations, warranties or covenants of the Vendors or the Corporation in this Agreement  (the “Purchaser Claims”) unless, and only to the extent that, the aggregate Purchaser Claims exceed US $100,000 (the “Threshold”).  Notwithstanding the foregoing, the Purchaser shall be entitled to recover for any Purchaser Claim based upon a claim of fraud, willful concealment or willful misleading or any breach of the Specified Representations and Warranties, without regard to the Threshold.

(b)

The aggregate liability of the FM Trust and/or the Trustee with respect to any Claim (including the Purchaser Claims based on a claim of fraud, willful concealment or willful misleading or any breach of the Specified Representations and Warranties) shall be limited to the amount of US $1.00, provided, however, that the foregoing clause in no way limits Honda’s liability for any such Claims.  Except for the Purchaser Claims based upon a Claim of fraud, willful concealment or willful misleading or any breach of the Specified Representations and Warranties, the aggregate liability of Honda for actual damages shall be limited to the amount of US $2,550,000 (the “Cap”).  With respect to any Claim based on a claim of fraud or willful concealment or willful misleading or any breach of the Specified Representations and Warranties, the liability of Honda for actual damages shall be limited to the amount of the Final Purchase Price actually received by Honda; provided, that the representations of each Vendor in Sections 5.1, 5.2 and 5.3 and covenants of each Vendor in this Agreement are several and not joint, such that (except as expressly stated in Sections 5.7(1)(b) and 5.7(1)(d)) no Vendor shall be liable for the breach of any such representation, warranty or covenant other than those made by such Vendor, as the case may be.

(c)

If a payment is received by the Purchaser hereunder, and Purchaser or the Corporation later receives insurance proceeds in respect of the related damages, Purchaser shall return to the Vendors within 10 days of the receipt of such insurance proceeds net of expenses related to obtaining such proceeds, the lesser of (A) the actual amount of insurance proceeds net of such expenses, and (B) the actual amount previously paid by the Vendors with respect to such damages.

(d)                               Notwithstanding anything in this Agreement to the contrary:  (a) each Vendor acknowledges and agrees that it does not have any right of indemnification, contribution or reimbursement from or remedy against the Corporation  as a result of any indemnification it is required to make under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation of such Vendor in this Agreement or in any certificate, document or other instrument delivered in connection herewith; and (b) each Vendor hereby releases, waives and forever discharges any right to indemnification, contribution or reimbursement that it may have at any time against the Corporation under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation of such Vendor in this Agreement or in any certificate, document or other instrument delivered in connection herewith.

(5)                                Exclusive Remedy.  Except as otherwise expressly provided in this Agreement, the rights of indemnity as set forth and limited in this Section 5.7 are the sole and exclusive remedy of each Party in respect of any inaccuracy, misrepresentation, breach of warranty or breach of covenant by another Party hereunder.  This Section 5.7 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or under any documents delivered pursuant hereto or by any termination or rescission of this Agreement by any Party hereof.

5.8                             Indemnification Procedures.

(a)                                If the Purchaser, on the one hand, or either Vendor, on the other hand (the “Indemnified Party”), has a Claim or receives actual notice of any Claim, or the commencement of any Claim that could give rise to an obligation on the part of a Vendor, on the one hand, or the Purchaser, on the other hand, other than a Third Party Claim, as hereinafter defined, to provide indemnification (the “Indemnifying Party”) pursuant to this Article 5, the Indemnified Party shall promptly give the Indemnifying Party notice thereof (the “Indemnification Claim Notice”); provided, however, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party, actually materially damages the Indemnifying Party.

(b)                               Upon an Indemnified Party obtaining actual knowledge of a Claim, or the commencement of any Claim by a third party (a “Third Party Claim”) that could give rise to an obligation to provide indemnification pursuant to this Article 5, the Indemnified Party will give the Indemnifying Party prompt written notice thereof (the “Third Party Indemnification Claim Notice”); provided, however, that the failure of the Indemnified Party to so promptly notify the Indemnifying Party shall not prevent the Indemnified Party from being indemnified for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually materially damages the Indemnifying Party or materially prejudices the Indemnifying Party’s ability to object to, appeal or defend against such Third Party Claim. For greater certainty, a Third Party Indemnification Claim Notice or Indemnification Claim Notice in respect of a Loss relating to Taxes must be delivered to the Indemnifying Party no later than 30 days prior to the expiry of the period during which the Indemnified Party may object to or appeal the assessment giving rise to the relevant Tax liability.

(c)                                Any Indemnification Claim Notice or Third Party Indemnification Claim Notice must describe the Claim and the facts underlying the Claim in reasonable detail.  The Indemnifying Party shall confirm in writing to the Indemnified Party within 15 days after a receipt of a Third Party Indemnification Claim Notice that the Indemnifying Party accepts responsibility to indemnify and hold harmless the Indemnified Party therefor and demonstrates to the Indemnified Party’s reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of the potential liability in connection with such Claim.  The Indemnifying Party may elect to assume control over the compromise or defense of such Third Party Claim (including, for greater certainty, a Claim in respect of Taxes) at the expense of the Indemnifying Party and by counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party elects to assume control over the defense of such Third Party Claim, the Indemnifying Party shall within such 15 days (or sooner, if the nature of the asserted Third Party Claim so requires) notify the Indemnified Party of the intent of the Indemnifying Party to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim; provided, however, that:  (i) the Indemnified Party may employ counsel at such Indemnified Party’s own expense to assist in the handling (but not control the defense) of any Third Party Claim; (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any Third Party Claim; (iii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before ceasing to defend against any Third Party Claim or entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its or his Affiliates; and (iv) no Indemnifying Party will, without the prior written consent of such Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification is sought hereunder (whether or not any such Indemnified Party is a party to such action), unless such settlement, compromise or consent involves no payment on the part of the Indemnified Party and includes an unconditional release of the Indemnified Party from all liability arising out of such Third Party Claim.

(d)                               Notwithstanding anything contained herein to the contrary, the Indemnified Party shall have sole control over the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall, subject always to the Threshold and the Cap,  nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such defense, settlement or compromise):  (i) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates; (ii) any Third Party Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines with advice of counsel that there may be one or more legal defenses reasonably available to it that are different from or additional to those available to the other Party or that a conflict of interest between such Parties may exist in respect thereto; (iii) any Third Party Claim pursuant to Section 5.7 prior to such time as the aggregate amount of the Purchaser’s Losses pursuant to such Third Party Claim and all prior Claims pursuant to Section 5.7 are not reasonably expected to exceed the Threshold (as applicable) or after such time as the aggregate amount of the Losses of the Purchaser pursuant to such Third Party Claim and all prior Claims pursuant to Section 5.7 are reasonably expected to exceed the Cap; and (iv) any Third Party Claim relating to Taxes of the Corporation or HondaSub for periods after the Closing Date; provided, however, that with respect to any such Third Party Claim relating to Taxes, Honda may participate in the conduct thereof and the Corporation or HondaSub shall not settle or compromise such Third Party Claim without the consent of Honda, such consent not to be unreasonably withheld, conditioned or delayed.

(e)                                If the Indemnifying Party (A) elects not to assume the defense, settlement, adjustment or compromise of an asserted liability, fails to timely and properly notify the Indemnified Party of its election as herein provided, or, at any time after assuming such defense, fails to diligently defend against such Third Party Claim in good faith, fails to have sufficient financial resources to pay the full amount of such potential liability in connection with such Third Party Claim or (B) if the Indemnified Party is otherwise entitled pursuant to this Agreement to have control over the defense, settlement or compromise of any Claim, the Indemnified Party may, at the Indemnifying Party’s expense, pay, defend, settle, adjust or compromise such asserted liability (provided the Indemnifying Party shall nevertheless be required to pay all Losses up to the Cap incurred by the Indemnified Party in connection with such payment, defense, settlement, adjustment or compromise).  In connection with any defense of a Third Party Claim (whether by the Indemnifying Party or the Indemnified Party), all of the Parties shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by a Party in connection therewith.

5.9                             Payment of Indemnification Claims.

(a)	If any Indemnified Party is entitled to indemnification from an Indemnifying Party pursuant to this Agreement, such indemnification payment will be made in accordance with Section 1.7(b) upon demand.

(b)	Any payment made by the Vendors pursuant to this Article 5 will be deemed an adjustment to the Final Purchase Price.

5.10       Taxes.  To the extent the provisions of Section 5.7 are inconsistent with the provisions of Section 6.3, the provisions of Section 6.3 shall control as to Losses with respect to Taxes that are subject to Section 6.3.  Section 5.7 shall otherwise apply to Losses resulting from the inaccuracy or breach as of the date of this Agreement or the Closing Date of any covenant of the Vendors, any representation or warranty of the Vendors and/or the Corporation contained in Section 5.1, 5.2 and 5.3 or any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by the Vendors or the Corporation in connection therewith at or in connection with the Closing, or any third party allegation or Claim based upon facts that, if true, would constitute such an inaccuracy or breach.

ARTICLE 6

COVENANTS

6.1                             Transfer of Documentation.

(1)                                Except as otherwise provided in Section 3.2, on the Closing Date, the Corporation shall deliver, and shall cause to be delivered, the Books and Records to the Purchaser or make them available to the Purchaser at the Corporation’s premises.  The Purchaser shall preserve all such documents delivered to it in accordance with the Purchaser’s document retention procedures, or such longer period as is required by Applicable Law, and shall permit the Vendors or their authorized Representatives reasonable access thereto while those documents are in the possession or control of the Purchaser solely to the extent that such access is required by the Vendors to perform their obligations under this Agreement or under Applicable Law, but the Purchaser shall not be responsible or liable to any Vendor for, or as a result of any loss or destruction of or damage to, any such documents and other data unless such destruction, loss or damage is caused by the Purchaser’s negligence or willful misconduct.  All reasonable out-of-pocket costs and expenses in connection with any access contemplated by this Section 6.1(1) shall be borne by the Party seeking access.

(2)                                Notwithstanding Section 6.1(1), the Vendors shall be entitled to retain copies of any documents or other data delivered to the Purchaser pursuant to Section 6.1(1) provided that those documents or data are reasonably required by the Vendors to perform their obligations hereunder or under Applicable Law.

6.2                             Support of Products.  The Purchaser shall assume and agree to perform and discharge when due all obligations of the Corporation in respect of product warranties related to products sold before the Closing Time.

6.3                             Tax Matters.

(1)                                During the Interim Period, HondaSub and the Corporation each shall:

(a)                                prepare, in the Ordinary Course consistent with past practice (except as otherwise required by law), and timely file all Tax Returns required to be filed by it on or before the Closing Date in respect of periods ending in the Interim Period (“Post-Signing Returns”);

(b)                               fully and timely pay all Taxes due and payable as indicated in such Post-Signing Returns that are so filed;

(c)                                promptly notify the Purchaser of any federal, state, local or foreign income or franchise and any other Claim or audit pending against it in respect of any Tax matter, including Tax liabilities and refund claims, and shall not settle or compromise any such Tax matter or Claim or audit without the Purchaser’s prior written consent;

(d)                               not make or revoke any material election in a Post-Signing Return with regard to Taxes;

(e)                                not make any material change in any Tax methods or systems of internal accounting controls, except as may be appropriate to conform to Applicable Law; and

(f)                                  terminate all Tax sharing agreements to which it is a party such that there is no further liability.

(2)                                HondaSub and the Corporation shall each prepare, consistent with past practice, subject, for greater certainty, to the right of Honda to direct that HondaSub, or the right of the Corporation to, elect to treat bad debts as having been disposed of (unless otherwise required by Applicable Law), and timely file or cause to be prepared consistent with past practice (unless otherwise required by Applicable Law) and timely filed, all Tax Returns required to be filed by each of them after the Closing Date for any period ending on or prior to the Closing Date (“Pre-Closing Date Tax Returns”) and shall pay (or cause to be paid) any Taxes due in respect of such Pre-Closing Date Tax Returns. HondaSub and the Corporation shall deliver any Pre-Closing Date Tax Returns to Honda for its review and approval at least thirty (30) days prior to the date such Pre-Closing Date Tax Return is required to be filed.  If Honda disputes any item on a Pre-Closing Date Tax Return, it shall notify HondaSub, the Corporation and the Purchaser of such disputed item (or items) and the basis for its objection.  The Parties shall act in good faith to resolve any such dispute prior to the date on which the Pre-Closing Date Tax Return is required to be filed.  If the Parties cannot resolve any disputed item, the item in question shall be resolved by the Accounting Firm.  The fees and expenses of the Accounting Firm shall be borne equally by Honda and the Purchaser.

(3)                                If Honda disputes any item on a Pre-Closing Date Tax Return and Honda and the Purchaser are not able to resolve their dispute prior to the applicable filing deadline, the following additional procedures shall apply.  If an extension of the period for filing is not permitted under Applicable Law, the Purchaser shall file the Pre-Closing Date Tax Return consistent with HondaSub’s or the Corporation’s position on any outstanding disputed items.  If HondaSub’s or the Corporation’s overall Tax obligation with respect to such Tax Return would have been modified had the Tax Return been prepared consistent with the position determined through the Accounting Firm determination described in Section 6.3(2), the Purchaser shall cause the filing of an amended Tax Return consistent with such determination to the extent permitted under Applicable Law.

(4)                                If, for any United States federal, state, local or foreign Tax purposes, the taxable period of HondaSub or the Corporation, as the case may be, does not terminate at the Closing Date, Taxes and Canadian investment tax credits (federal and provincial), if any, attributable to any taxable period that begins before the Closing Date and ends after the Closing Date (the “Straddle Period”) shall be allocated to (i) HondaSub or the Corporation, as the case may be, for the period up to and including the Closing Date and (ii) the Purchaser for the period subsequent to the Closing Date (“Post-Closing Taxes”).  For purposes of the preceding sentence, Taxes and Canadian investment tax credits (federal and provincial) for the period up to and including the Closing Date and for the period subsequent to the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business at the date immediately preceding the Closing Date as if such taxable period consisted of one taxable period ending immediately before the Closing Date followed by a taxable period beginning on the Closing Date except that (i) ad valorem and property Taxes and (ii) capital, franchise or excise taxes not based on income shall not be determined on the basis of an interim closing of the books, but rather on a pro rata daily basis of the reporting period on which the Tax is calculated.  For purposes of this Section 6.3(4), exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis, and any Tax payments made on or before the Closing Date with respect to the Straddle Period shall be credited against HondaSub’s or the Corporation’s Taxes, as the case may be.

(5)                                After the Closing Date, each of the Purchaser, HondaSub and the Corporation shall furnish or cause to be furnished to Honda, upon request, as promptly as reasonably practicable, such information (including access to books, records and personnel) and assistance as is reasonably requested in connection with the preparation and filing of any Pre-Closing Date Tax Return or related document, the preparation for any Tax audit or the prosecution or defense of any Claim relating to liability for Taxes.  The Purchaser shall retain and provide Honda with access to all books and records relevant to the liability of HondaSub or the Corporation for Taxes for any periods ending on or prior to Closing until the seventh anniversary of the Closing Date.  Before destroying any such books and records, the Purchaser shall notify Honda and give Honda the opportunity to retrieve such books and records.

6.4                             Covenant Not to Compete; Non-Solicitation; Confidentiality.

(1)                                Beginning on the date of the Closing and for the following respective periods of restriction (each a “Restricted Period”) and restricted territory (the “Restricted Territory”):

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Restricted Period	Restricted Territory

Closing Date through March 31, 2011	Any country where the Corporation is currently carrying on business, including:

	Argentina	Malaysia
	Armenia	Mexico
	Austria	The Middle East
	Australia	Moldova
	Azerbaijan	New Zealand
	Barbados	The Netherlands
	Bangladesh	Norway
	Belgium	Pakistan
	Bolivia	Panama
	Brazil	Peru
	Bulgaria	Philippines
	Canada	Poland
	Chile	Portugal
	China	Romania
	Columbia	Russia
	Croatia	Serbia
	Czech Republic	Slovakia
	Dominican Republic	South Africa
	Egypt	Spain
	Equator	Singapore
	Estonia	Sweden
	Finland	Switzerland
	France	Thailand
	Germany	Tunisia
	Greece	Turkey
	Hungary	The United Kingdom
	India	The United States
	Indonesia	Ukraine
	Italy	Uruguay
	Japan	Uzbekistan
	Latvia	Venezuela
	Lithuania	Vietnam

April 1, 2011 through January 31, 2012	All of Canada, the United States and Mexico

Honda will not, and Honda will cause its Affiliates not to, directly or indirectly, anywhere in the applicable Restricted Territory, engage or participate in (whether as owner, operator, member, interest holder, trustee, manager, consultant, strategic partner, through the control of product development of an entity or otherwise) the business of manufacturing, distributing or selling compressed natural gas refueling systems for motor vehicles in residential and commercial markets (a “Competing Business”) so long as the Purchaser or any Person deriving title to all, but not less than all, of the goodwill or ownership interest in the Corporation or its assets from the Purchaser carries on a like business within such Restricted Territory. Notwithstanding any other provision of this Section 6.4, Honda will not be in breach of this Section 6.4(1) or (2) by reason (a) of its beneficial ownership, together with that of its Affiliates, of one percent or less of a Competing Business’ voting capital if such Competing Business is publicly traded, (b) of its beneficial ownership, management or operation, together with that of its Affiliates, of the business of manufacturing, distributing or selling hydrogen or gasoline refueling systems, (c) that it, or any of its Affiliates, provides specifications other than specifications of the Refueling Technology to any Competing Business, (d) that any of the motor vehicle dealers or distributors of Honda or its Affiliates distributes, sells, installs or services natural gas refueling systems, which natural gas systems are acquired from a Person other than Honda, (e) of the exercise of rights granted to Honda under the technology agreement referred to in Section 3.2(c) or the Greenfield/Honda Sublicense referred to in Section 3.2(d); or (f) of the ownership by Honda or its Affiliates of an interest in a Competing Business that is not an Affiliate of Honda, unless Honda or its Affiliates control the product development of such Competing Business.

(2)                                At all times before February 1, 2012, Honda will not, and Honda will cause its Affiliates not to, directly or indirectly, solicit for employment or recruit, either as an employee or a consultant, any employee, consultant or independent contractor of the Corporation or the Purchaser or any of its Affiliates who was an employee, consultant or independent contractor of the Corporation or the Purchaser or any of its Affiliates as of the date of this Agreement or at any time thereafter and prior to the expiration of such period to become an employee or consultant of, or otherwise provide services to, any Competing Business (except, however, that a general advertisement in any medium to hire employees, or the hiring of any such employee, consultant or independent contractor, shall not be a solicitation or recruitment for the purposes of this Section 6.4(2)).

(3)                                Honda shall, and shall cause its Affiliates and Representatives to, keep confidential and not disclose to any other Person or use for the benefit of any other Person, any Refueling Technology, customer lists and other customer information, confidential pricing information, know-how, trade secrets, product formulas, franchises, inventions or other proprietary property (other than Patents) in Honda’s possession or control regarding the Corporation  or the Business (unless and to the extent compelled to disclose by judicial, administrative or arbitral process or, in the opinion of its counsel, by other Applicable Laws).  The obligations of Honda under this Section 6.4(3) shall not apply to information (i) that is obtained from public information, (ii) that is received from a third party not, to the knowledge of Honda, subject to any obligation of confidentiality with respect to such information, (iii) that  is or becomes known to the public, other than through a breach of this Agreement, (iv) that is the subject of the technology agreement referred to in Section 3.2(c) or the Greenfield/Honda Sublicense referred to in Section 3.2(d), provided that Honda complies with the terms of such agreements, or (v) the disclosure of which is required pursuant to a requirement of a Governmental Authority or Applicable Law, provided that Honda gives the Purchaser not less than 10 Business Days prior written notice of such disclosure and cooperates with the Purchaser in seeking a protective order or taking any other reasonable steps to limit the disclosure of such information.

(4)                                Honda will not, and will cause its Affiliates not to, make or cause to be made or condone the making of any statement, comment or other communication, written or otherwise, that could constitute disparagement or criticism of, or that could otherwise be considered to be derogatory or detrimental to, or otherwise reflect adversely on, harm the reputation of, or encourage any adverse action against, the Corporation or the Purchaser or any of the products or services of the Corporation or the Purchaser.  The obligations of Honda under this Section 6.4(4) shall not apply to statements, comments or other communications that (a) Honda in good faith believes are fair comment on the products or services of the Corporation or the Purchaser, that further public health or safety or that are justified under Applicable Law or (b) are made after January 31, 2012.

(5)                                The parties acknowledge and agree that the restrictions contained in Sections 6.4(1), (2), (3) or (4) are a reasonable and necessary protection of the immediate interests of the Purchaser, and any violation of these restrictions would cause substantial injury to the Purchaser and that the Purchaser would not have entered into this Agreement and the other Transaction Documents without receiving the additional consideration offered by Honda in binding itself to these restrictions.  In the event of a breach or a threatened breach by Honda or any Affiliate of Honda of these restrictions, the Purchaser will be entitled to seek an injunction restraining Honda or its Affiliates, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to seek injunctive relief will not be construed as prohibiting the Purchaser from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

(6)                                Honda understands California law regarding the enforceability of covenants not to compete.  Honda acknowledges and agrees that the covenants contained in this Section 6.4 would be enforceable thereunder.

(7)                                To the extent required to preclude the application of proposed subsection 56.4(2) or paragraph 68(c) of the Tax Act (or any successor or replacement provisions thereto), Honda and the Purchaser agree that they shall execute and file such election or elections under proposed Section 56.4 of the Tax Act (the “RC Election”) in respect of the covenants contained in this Section 6.4.  The RC Election will be executed on a timely basis and filed with the Minister of National Revenue (Canada) prior to the applicable filing deadline set out in proposed subsection 56.4(14) of the Tax Act (or any successor or replacement provisions thereto). Honda shall be responsible for preparing the requisite forms and, following execution by the Purchaser, for filing such forms in the specified manner.

6.5                             Investigation.

(1)                                Before Closing, the Purchaser and its authorized Representatives shall be permitted to make such investigations, inspections, surveys or tests of the Target Companies, the Business and the Assets, and of their respective financial and legal condition as the Purchaser deems necessary or desirable to familiarize itself with the Business, the Assets and other matters. Without limiting the generality of the foregoing, the Purchaser shall, during normal business hours, be permitted reasonable access including physical access (to the extent within the control of Honda, the Corporation or any of their representatives) to (i) all documents relating to information scheduled or required to be disclosed under this Agreement, (ii) the Books and Records, (iii) the Contracts, (iv) the Leased Property, (v) records regarding suppliers, customers and regulators, (vi) environmental reports, surveys, inspection reports, internal audits, manifests, incident reports and any and all correspondence with Governmental Authorities or third parties in respect of environmental matters, and (vii) all other reports prepared by advisors of the Target Companies and their Affiliates, and the Corporation shall provide photocopies to the Purchaser of all such written information and documents as may be reasonably requested by the Purchaser.

(2)                                At the request of the Purchaser, the Corporation shall execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of the Corporation, the Business and any of the Assets or to enable the Purchaser or its authorized Representatives to obtain full access to all files and records relating to the Corporation or relating to any of the Assets maintained by Governmental Authorities.

(3)                                At the Purchaser’s request, the Corporation shall co-operate and assist the Purchaser in arranging any meetings as the Purchaser should reasonably request with:

(a)                                management of the Corporation;

(b)                               customers, suppliers, distributors or others who have or have had a business relationship with the Corporation; and

(c)                                auditors, solicitors or any other Persons engaged or previously engaged to provide services to the Corporation who have knowledge of matters relating to the Corporation and the Business.

(4)                                The Corporation shall conduct, in cooperation with the Representatives or consultants of the Purchaser, such physical review of the equipment of the Business as is necessary so as to enable the confirmation of the values carried on the balance sheet of the Corporation in respect of such Assets, to the reasonable satisfaction of the Purchaser. The exercise of any rights of inspection by or on behalf of the Purchaser under this Section 6.5 shall not mitigate or otherwise affect the representations and warranties of the Vendors under this Agreement, which shall continue in full force and effect as provided in Section 5.5.

6.6                             Risk of Loss.  Before Closing, the Corporation shall maintain in force all the policies of business interruption insurance and of property damage insurance under which any of the Assets or the Business are insured.  If before the Closing any of the Assets or part of the Business is lost, damaged or destroyed and the loss, damage or destruction constitutes a Material Adverse Change, then the Purchaser at its sole discretion may terminate this Agreement in accordance with the provisions of Section 4.1.

6.7                               Personal Information.  The Purchaser shall at all times comply with all applicable protection of Personal Information legislation, federal or provincial, with respect to Personal Information disclosed or otherwise provided, including any access provided to such Personal Information by the Vendors, HondaSub or the Corporation under this Agreement.  The Purchaser shall only use or disclose such Personal Information for the purposes of reasonably investigating the affairs of the Business as contemplated in Section 6.5 and completing the Transactions. The Purchaser shall safeguard all Personal Information collected from the Vendors, HondaSub or the Corporation in a manner consistent with the degree of sensitivity of the Personal Information and, furthermore, maintain at all times the security and integrity of the Personal Information.  The Purchaser covenants and agrees that it will not make any copies of the Personal Information or any excerpts thereof or in any way re-create the substance or contents of the Personal Information if the Transactions are not completed for any reason, and that any and all Personal Information will be returned to the Corporation or destroyed upon the request of Honda or the Corporation.

6.8                               Operation of Business.  The Corporation represents and warrants to, and agrees with, the Purchaser that commencing on the date hereof and ending on the Closing Date (the “Interim Period”):

(1)                                 The Business will be conducted in the Ordinary Course, the books and records of the Corporation will be regularly kept and maintained, and the Corporation, with respect to the Business, will use its commercially reasonable efforts to preserve the Business intact and preserve for the benefit of the Purchaser the present relationships and goodwill of employees, suppliers, customers and others having business relations with the Corporation.

(2)                                 The Corporation will maintain its corporate existence and good standing in its jurisdiction of incorporation and in the jurisdictions in which it is required to be qualified or licensed to conduct the Business.

(3)                                 The Corporation shall not enter into any contract or commitment or engage in any transaction not in the Ordinary Course and consistent with its past business practices, and shall not enter into any contract or commitment or engage in any transaction not in the Ordinary Course involving more than $25,000, without the prior written consent of the Purchaser.

(4)                                 All buildings, offices, plants and other structures, and all the Corporation’s Assets and other property owned, leased, occupied or used by the Corporation, will be kept and maintained in as good condition, repair and working order as exists on the date hereof, reasonable wear and tear excepted, and the Purchaser will in all material respects, duly observe and conform to all terms and conditions upon or under which any of its properties are held.

(5)                                 The Vendors and the Corporation will not knowingly do any act or omit to do any act, or knowingly permit any act or omission to act, which will cause a material breach or default of any contracts, commitments or obligations with respect to the Business.

(6)                                 The Vendors and the Corporation will not knowingly take nor cause to be taken any action which would make any of the representations or warranties made by them in this Agreement untrue or incorrect as of the Closing Date.

Honda represents and warrants and agrees with the Purchaser that it will not take any action that could cause the Corporation to be in breach of the covenants contained in this Section 6.8.

6.9                               Cooperation.  Each Party hereto covenants during the Interim Period (and subject to the other terms of this Agreement):

(1)                                 To cooperate with each other in determining whether filings are required to be made with or consents required to be obtained from any Governmental Authority in any jurisdiction in connection with the consummation of the Transactions and in making or causing to be made any such filings promptly and to obtain timely any such consents (each Party hereto shall furnish to the other Parties and to their respective counsel all such information as may be reasonably required in order to effectuate the foregoing action).

(2)                                 To keep the other Parties informed of any significant communications received by such Party from, or given by such Party to, any Governmental Authority and to consult with the other Parties in advance of any meeting or conference with any Governmental Authority.

(3)                                 To use commercially reasonable efforts, and cooperate with the other Parties hereto, to obtain all consents required from third persons, whose consent or approval is required pursuant to any contract or otherwise to consummate the Transactions and to take all other steps necessary to complete the Transactions prior to the Closing Date.

(4)                                 Without limiting the specific obligations of any Party hereto under any covenant or agreement hereunder, to use commercially reasonable efforts to take all action and do all things necessary in order to promptly consummate the Transactions, including, satisfaction, but not waiver, of the Closing conditions set forth in Article 4.

6.10                        FM Trust Change of Name.  Immediately following the Closing, the Trustee will dissolve the FM Trust or effect a change of the name of the FM Trust to eliminate the words “FuelMaker” and thereafter neither Honda nor the FM Trust, nor any of their respective Affiliates, shall have any right to use the name “FuelMaker” or any confusingly similar trade name or trade mark.

ARTICLE 7
GENERAL

7.1                               Public Announcements.  No Party shall make any public statement or issue any press release concerning the Transactions except as agreed by Honda and the Purchaser acting reasonably or as may be necessary, in the opinion of counsel to the Party making that disclosure, to comply with the requirements of Applicable Law.  If any public statement or release is so required, the Party making the disclosure shall consult with Honda and the Purchaser before making that statement or release, and Honda and the Purchaser shall use all reasonable efforts, acting in good faith, to agree on a text for the statement or release that is satisfactory to them.

Nothing herein contained, however, shall prevent a Party from complying with the requirements of United States securities laws or the requirements of any stock exchange.  A draft press release is attached hereto as Schedule 7.1.  Notwithstanding the foregoing, in the event that the Purchaser or its counsel (i) determines that, as a result of the parties hereto entering into this Agreement, or the commencement of the Transactions, a filing on Form 8-K (or any similar or successor form) is required under applicable securities laws, including the Securities Exchange Act of 1934 (“SEC Requirements”) or (ii) the Purchaser is intending to file a registration statement under the Securities Act of 1933 covering certain of its securities, and the Purchaser or its counsel believes that a copy of this Agreement, or a description of the Transactions, is necessary to complete such registration statement or otherwise comply with applicable SEC Requirements, the Purchaser shall be entitled to make such filing and shall advise Vendors of same in advance of such filing.

7.2                               Expenses.  The Purchaser shall pay all expenses (including Taxes imposed on those expenses) it incurs in the authorization, negotiation, preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its legal counsel.  Honda shall pay all expenses (including Taxes imposed on those expenses) the Vendors incur in the authorization, negotiation, preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of Honda’s legal counsel.  Honda and the Purchaser shall each share 50% of the cost of auditing the Financial Statements of the Corporation and HondaSub, except that the Purchaser shall bear all of the costs relating to reconciling such Financial Statements to generally accepted accounting principles established by the Financial Accounting Standards Board of the United States, as amended from time to time, and otherwise conforming the Financial Statements with SEC Requirements.

7.3                               Commercially Reasonable Efforts.  In this Agreement, unless specified otherwise, an obligation of any Party to use its commercially reasonable efforts to obtain any Approval shall not require the Party to make any payment to any Person for the purpose of procuring the Approval, except for payments for amounts due and payable to that Person, payments for incidental expenses incurred by that Person and payments required by any Applicable Law or to commence any Claim.

7.4                               No Third Party Beneficiary.  This Agreement is solely for the benefit of the Parties and no third parties shall accrue any benefit, Claim or right of any kind pursuant to, under, by or through this Agreement.

7.5                               Entire Agreement.  This Agreement together with the other agreements to be entered into as contemplated by this Agreement (the “Other Agreements”) constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and the Other Agreements and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral.  Except as specifically set out in this Agreement or the Other Agreements, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect this Agreement or the Other Agreements or which induced any party to enter into this Agreement or the Other Agreements.  No reliance is placed on any representation, warranty, opinion, advice or assertion of fact made either prior to, concurrently with, or after entering into, this Agreement or any Other Agreement, or any amendment or supplement thereto, by any Party to this Agreement or any Other Agreement or its Representatives, to any other Party or its Representatives, except to the extent the representation, warranty, opinion, advice or assertion of fact has been reduced to writing and included as a term in this Agreement or that Other Agreement, and none of the Parties to this Agreement or any Other Agreement has been induced to enter into this Agreement or any Other Agreement or any amendment or supplement by reason of any such representation, warranty, opinion, advice or assertion of fact.  There shall be no liability, either in tort or in contract, assessed in relation to the representation, warranty, opinion, advice or assertion of fact, except as contemplated in this Section.

7.6                               Time of Essence.  Time is of the essence of this Agreement.

7.7                               Amendment.  This Agreement may be supplemented, amended, restated or replaced only by written agreement signed by each Party.

7.8                               Waiver of Rights.  Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of that right.  No single or partial exercise of any such right shall preclude any other or further exercise of that right or the exercise of any other right.

7.9                               Jurisdiction.  Each Party irrevocably and unconditionally:

(a)                                  (i) agrees that any suit, action or proceeding instituted against it by any other party with respect to this Agreement or (unless expressly set forth therein) any Other Agreement may be instituted, and that any suit, action or proceeding by it against any other Party with respect to this Agreement or any Other Agreement shall be instituted, only in the courts of the County of Los Angeles of the State of California, or the United States District Court for the Central District of California (and appellate courts from any of the foregoing) as the party instituting such suit, action or proceeding may in its sole discretion elect, (ii) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by the other Party and (iii) that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law;

(b)                                 agrees that service of all writs, process and summonses in any suit, action or proceeding pursuant to Section 7.9(a) may be effected by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to any Party at the addresses for notices pursuant to Section 7.11 hereof (with copies to such other Persons as specified therein); provided, however, that nothing contained in this Section 7.9 shall affect the right of any Party to serve process on any other Party (including the Trustee) in any other manner permitted by Applicable Law;

(c)                                  (i) waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Other Agreement brought in any court specified in Section 7.9(a), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing; and

(d)                                 (i) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OTHER AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND (II) AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.10                        Governing Law.  This Agreement and any dispute arising from or in relation to this Agreement shall be governed by, and interpreted and enforced in accordance with, the law of the State of California.

7.11                        Notices.

(1)                                 Any notice, demand or other communication (in this Section 7.11, a “Notice”) required or permitted to be given or made under this Agreement must be in writing and is sufficiently given or made if:

(a)                                  delivered in Person and left with a receptionist or other responsible employee of the relevant Party at the applicable address set forth below;

(b)                                 sent by prepaid courier service or (except in the case of actual or apprehended disruption of postal service) mail; or

(c)                                  sent by facsimile transmission, with confirmation of transmission by the transmitting equipment (a “Transmission”);

in the case of a Notice to Honda, addressed to it at:

American Honda Motor Co., Inc.
1919 Torrance Blvd.
Torrance, California 90501-2746
Attn.:  Dan Bonawitz, Vice President, Corporate Planning & Logistics
Facsimile No. (310) 783-3263

with copies (not constituting Notice) to:

Honda North America, Inc.
700 Van Ness Avenue
Torrance, California 90501-2206
Attn.:  Don Woods, Senior Corporate Counsel
Facsimile No. (310) 781-4970

McMillan LLP
44th Floor, 181 Bay Street
Toronto, Ontario
Canada  M5J 2T3
Attn.:  Bruce McWilliam
Facsimile No. (416) 865-7048

and in the case of a Notice to FM Trust, addressed to it at:

Mr. John G. Armstrong, trustee of The FuelMaker Trust
16 King Georges Road
Toronto, Ontario
Canada  M8X 1K7

with a copy (not constituting Notice) to:

McMillan LLP
44th Floor, 181 Bay Street
Toronto, Ontario
Canada  M5J 2T3
Attention:  Bruce McWilliam
Facsimile No.:  (416) 865-7048

and in the case of a Notice to the Corporation, addressed to it at:

FuelMaker Corporation
70 Worcester Road
Toronto, Ontario
Canada  M9W 5X2
Attn.:  Don Jevons, Vice President, Finance
Facsimile No.:  (416) 674-3042

and in the case of a Notice to the Purchaser, addressed to it at:

Clean Energy Fuels Corp.
Suite 200
3020 Old Ranch Parkway
Seal Beach, CA 90740
Attention:  Clay Corbus, Senior Vice President, Strategic Development and Harrison Clay, Corporate Counsel
Facsimile No.: (562) 493-4532

with a copy (not constituting Notice) to:

Sheppard Mullin Richter Hampton LLP
Four Embarcadero Center
17th Floor
San Francisco, CA  94111
Attention:  James J. Slaby, Esq.
Facsimile No.:                      (415) 403-6074

(2)                                  Any Notice sent in accordance with this Section 7.11 shall be deemed to have been received:

(a)                                  if delivered prior to or during normal business hours on a Business Day in the place where the Notice is received, on the date of delivery;

(b)                                 if sent by mail, on the fifth Business Day in the place where the Notice is received after mailing, or, in the case of disruption of postal service, on the fifth Business Day after cessation of that disruption;

(c)                                  if sent by facsimile during normal business hours on a Business Day in the place where the Transmission is received, on the same day that it was received by Transmission, on production of a Transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the relevant facsimile number of the recipient; or

(d)                                 if sent in any other manner, on the date of actual receipt;

except that any Notice delivered in person or sent by Transmission not on a Business Day or after normal business hours on a Business Day, in each case in the place where the Notice is received, shall be deemed to have been received on the next succeeding Business Day in the place where the Notice is received.

(3)                                  Any Party may change its address for Notice by giving Notice to the other Parties.

7.12                        Assignment.  Except as otherwise provided in this Section 7.12, no Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Agreement to any Person. The Purchaser may, at any time prior to the Closing Time, assign all (but not less than all) of its rights and benefits under this Agreement to any wholly-owned subsidiary of the Purchaser if such subsidiary delivers to the Vendors and the Corporation an instrument in writing executed by such subsidiary confirming that it is bound by and shall perform all of the obligations of the Purchaser under this Agreement as if it were an original signatory hereto, provided that no assignment contemplated in this Section 7.12 shall relieve the assignor of its obligations under this Agreement.

7.13                        Further Assurances.  Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement that any other Party may reasonably require, for the purposes of giving effect to this Agreement.

7.14                        Severability.  If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision shall, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to the other Parties or circumstances.

7.15                        Successors.  This Agreement shall be binding on, and shall enure to the benefit of, the Parties and their respective successors and permitted assigns.

7.16                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one agreement.  To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to all other Parties by Transmission and the signature transmitted by Transmission shall be deemed to be its original signature for all purposes.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.

AMERICAN HONDA MOTOR CO., INC.

By:	/s/ Anthony P. Piazza
	Name:	Anthony P. Piazza
	Title:	Vice President Corporate
Procurement

/s/ John G. Armstrong
JOHN G. ARMSTRONG,
SOLE TRUSTEE OF THE FUELMAKER TRUST

FUELMAKER CORPORATION

By:	/s/ John Lyon
	Name:	John Lyon
	Title:	President & CEO

CLEAN ENERGY FUELS CORP.

By:	/s/ Barclay Corbus
	Name:	Barclay Corbus
	Title:	Senior Vice President